Exhibit 10.1

CREDIT AGREEMENT

by and among

CANTOR FITZGERALD SECURITIES

as Agent,

THE LENDERS THAT ARE PARTY HERETO

as the Lenders,

PERNIX THERAPEUTICS HOLDINGS, INC.,

PERNIX THERAPEUTICS, LLC,

PERNIX SLEEP, INC.,

CYPRESS PHARMACEUTICALS, INC.,

HAWTHORN PHARMACEUTICALS, INC.,

GAINE, INC.,

RESPICOPEA INC., AND

MACOVEN PHARMACEUTICALS, L.L.C.

as Borrowers

Dated as of July 21, 2017

Page

1. DEFINITIONS AND CONSTRUCTION	1
1.1. Definitions	1
1.2. Accounting Terms	1
1.3. Code	2
1.4. Construction	2
1.5. Time References	3
1.6. Schedules and Exhibits	3
2. LOANS AND TERMS OF PAYMENT	3
2.1. Revolving Loans	3
2.2. [Reserved]	4
2.3. Borrowing Procedures and Settlements	4
2.4. Payments; Reductions of Commitments; Prepayments	9
2.5. Promise to Pay; Promissory Notes	13
2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	13
2.7. Crediting Payments	15
2.8. Designated Account	15
2.9. Maintenance of Loan Account; Statements of Obligations	15
2.10. Fees	15
2.11. Letters of Credit	16
2.12. LIBOR Option	22
2.13. Capital Requirements	24
2.14. [Reserved]	25
2.15. Joint and Several Liability of Borrowers	25
3. CONDITIONS; TERM OF AGREEMENT	27
3.1. Conditions Precedent to the Occurrence of the Closing Date and the Initial Extension of Credit	27
3.2. Conditions Precedent to all Extensions of Credit	27
3.3. Maturity	27
3.4. Effect of Maturity	27
3.5. Early Termination by Borrowers	28
3.6. Conditions Subsequent	28
4. REPRESENTATIONS AND WARRANTIES	28
4.1. Due Organization and Qualification; Subsidiaries	28

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(continued)

Page

4.2. Due Authorization; No Conflict	29
4.3. Governmental Consents	29
4.4. Binding Obligations; Perfected Liens	29
4.5. Title to Assets; No Encumbrances; Intellectual Property	30
4.6. Litigation	30
4.7. Compliance with Laws	31
4.8. No Material Adverse Effect	31
4.9. No Liquidation	31
4.10. Employee Benefits	31
4.11. Environmental Condition	31
4.12. Complete Disclosure	32
4.13. Patriot Act	32
4.14. Indebtedness	32
4.15. Payment of Taxes	32
4.16. Margin Stock	33
4.17. Governmental Regulation	33
4.18. OFAC	33
4.19. Employee and Labor Matters	33
4.20. Parent as a Holding Company	34
4.21. Leases	34
4.22. Eligible Accounts	34
4.23. Eligible Inventory	34
4.24. Location of Inventory and Chief Executive Office	34
4.25. Inventory Records	34
4.26. Health Care and Regulatory Matters	34
4.27. FDA Regulatory Compliance	36
4.28. Material Contracts	37
4.29. Hedge Agreements	37
4.30. Inactive Subsidiaries	37
4.31. Insurance	37
5. AFFIRMATIVE COVENANTS	37
5.1. Financial Statements, Reports, Certificates	37

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(continued)

Page

5.2. Reporting	37
5.3. Existence	37
5.4. Maintenance of Properties	38
5.5. Taxes	38
5.6. Insurance	38
5.7. Inspection	38
5.8. Compliance with Laws	39
5.9. Environmental	39
5.10. Intellectual Property	39
5.11. Formation or Acquisition of Subsidiaries	40
5.12. Further Assurances	40
5.13. Lender Meetings	41
5.14. Location of Inventory and Chief Executive Office	41
5.15. Material Contracts	41
5.16. Compliance with Health Care Laws	41
5.17. Liquidity	42
5.18. Cash Management	42
5.19. Post-Closing Obligations	42
6. NEGATIVE COVENANTS	42
6.1. Indebtedness and Contingent Obligations	43
6.2. Liens	43
6.3. Restrictions on Fundamental Changes and Sale and Leaseback Transactions	43
6.4. Disposal of Assets	44
6.5. Nature of Business	44
6.6. Prepayments and Amendments	44
6.7. Restricted Payments	46
6.8. Accounting Methods	48
6.9. Investments	48
6.10. Transactions with Affiliates	48
6.11. Use of Proceeds	49
6.12. Limitation on Issuance of Equity Interests	49
6.13. Inventory with Bailees	49

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(continued)

Page

6.14. Parent and IP Subsidiaries	49
6.15. Additional Guarantors	50
6.16. Burdensome Agreements	50
7. LIMITATIONS ON PERNIX HOLDCO 1, PERNIX HOLDCO 2 AND PERNIX HOLDCO 3	51
8. EVENTS OF DEFAULT	52
8.1. Payments	52
8.2. Covenants	52
8.3. Judgments	52
8.4. Voluntary Bankruptcy, etc	53
8.5. Involuntary Bankruptcy, etc	53
8.6. Default Under Other Agreements	53
8.7. Representations, etc	53
8.8. Guaranty	53
8.9. Security Documents	53
8.10. Loan Documents	53
8.11. Change in Control	54
9. RIGHTS AND REMEDIES	54
9.1. Rights and Remedies	54
9.2. Remedies Cumulative	54
10. WAIVERS; INDEMNIFICATION	55
10.1. Demand; Protest; etc	55
10.2. The Lender Group’s Liability for Collateral	55
10.3. Indemnification	55
11. NOTICES	56
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION	57
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	58
13.1. Assignments and Participations	58
13.2. Successors	60
14. AMENDMENTS; WAIVERS	60
14.1. Amendments and Waivers	60
14.2. Replacement of Certain Lenders	62
14.3. No Waivers; Cumulative Remedies	62

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(continued)

Page

15. AGENT; THE LENDER GROUP	63
15.1. Appointment and Authorization of Agent	63
15.2. Delegation of Duties	64
15.3. Liability of Agent	64
15.4. Reliance by Agent	64
15.5. Notice of Default or Event of Default	64
15.6. Credit Decision	65
15.7. Costs and Expenses; Indemnification	65
15.8. Agent in Individual Capacity	66
15.9. Successor Agent	66
15.10. Lender in Individual Capacity	67
15.11. Collateral Matters	67
15.12. Restrictions on Actions by Lenders; Sharing of Payments	68
15.13. Agency for Perfection	69
15.14. Payments by Agent to the Lenders	69
15.15. Concerning the Collateral and Related Loan Documents	69
15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	69
15.17. Several Obligations; No Liability	70
16. WITHHOLDING TAXES	70
16.1. Payments	70
16.2. Exemptions	71
16.3. Reductions	72
16.4. Refunds	72
17. GENERAL PROVISIONS	73
17.1. Effectiveness	73
17.2. Section Headings	73
17.3. Interpretation	73
17.4. Severability of Provisions	73
17.5. Bank Product Providers	73
17.6. Debtor-Creditor Relationship	74
17.7. Counterparts; Electronic Execution	74
17.8. Revival and Reinstatement of Obligations; Certain Waivers	74

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(continued)

Page

17.9. Confidentiality	74
17.10. Survival	76
17.11. Patriot Act	76
17.12. Integration	76
17.13. Parent as Agent for Borrowers	76

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Notice of Borrowing
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Accounts
Schedule G-1	Generics Assets
Schedule P-1	Permitted Dispositions
Schedule P-2	Permitted Investments
Schedule P-3	Permitted Liens
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.5	Intellectual Property
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.15	Tax Related Proceedings
Schedule 4.24	Location of Inventory and Chief Executive Office
Schedule 4.26	Regulatory Disclosure
Schedule 4.31	Insurance
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.19	Post-Closing Obligations

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of July 21, 2017, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), PERNIX THERAPEUTICS, LLC, a Louisiana limited liability company (“Therapeutics”), PERNIX SLEEP, INC., a Delaware corporation (“Sleep”), CYPRESS PHARMACEUTICALS, INC., a Mississippi corporation (“Cypress”), GAINE, INC., a Delaware corporation (“Gaine”), RESPICOPEA INC., a Delaware corporation (“Respicopea”), MACOVEN PHARMACEUTICALS, L.L.C., a Louisiana limited liability company (“Macoven”) and HAWTHORN PHARMACEUTICALS, INC., a Mississippi corporation (“Hawthorn”; together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

WHEREAS, capitalized terms used in the preamble hereto and in these Recitals shall have the respective meanings set forth for such terms in Schedule 1.1;

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility and the Lenders are willing to do so on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.            Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.            Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that (i) if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred, and (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a pro forma basis. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Financial Accounting Codification Section 825-10 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii)

does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.            Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.            Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where the context otherwise requires, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the indefeasible payment or repayment in full in cash of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in cash of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time. Any references in this Agreement to “Articles” and/or “Sections” which make reference to any particular piece of legislation or statute, including without limitation, Bankruptcy Code, ERISA, IRC and/or the Code shall for greater certainty mean the equivalent section in the applicable piece of legislation to the extent that the context implies reference to such other similar or equivalent legislation as is in effect from time to time in any other applicable jurisdiction, as applicable. Furthermore, where any such reference is meant to apply to such other similar or equivalent legislation where such other similar or equivalent legislation has parallel or like concepts, then such references shall import such parallel or like concepts from such other similar or equivalent legislation, as applicable.

1.5.            Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.            Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOANS AND TERMS OF PAYMENT.

2.1.            Revolving Loans.

(a)                Subject to the terms and conditions of this Agreement, and prior to the Maturity Date, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans denominated in Dollars (“Revolving Loans”) to Borrowers in an aggregate amount (after giving effect to such Revolving Loan) at any one time outstanding not to exceed the lesser of:

(i)                 such Lender’s Revolver Commitment, or

(ii)               such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)              the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time, and

(B)              the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, whether delivered pursuant to Schedule 5.2 or otherwise) less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b)               Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time prior to the Maturity Date. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)                Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount; provided that Agent shall provide the Administrative Borrower with three (3) Business Days’ notice in writing (including by e-mail) at the time any such Reserve in a material amount is to be established or increased (during which period (i) the Agent shall, if requested, discuss such determination with the Administrative Borrower and (ii) the Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case in a manner and to the extent reasonably satisfactory to the Agent); provided further that a non-willful failure of Agent to so provide such notice to the Administrative Borrower or to discuss such determination with the Administrative Borrower shall not be a breach of this Agreement and shall not cause such establishment or increase of a Reserve to be ineffective. The amount of any

Receivables Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

2.2.            [Reserved].

2.3.            Borrowing Procedures and Settlements.

(a)                Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request in the form attached hereto as Exhibit B-2 (a “Notice of Borrowing”) by an Authorized Person of the applicable Borrower delivered to Agent and received by Agent no later than 11:00 a.m. on the Business Day that is (i) the requested Funding Date in the case of a request for a Swing Loan, and (ii) four (4) Business Days prior to the requested Funding Date in the case of all other requests, specifying, in each case, (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that (i) a Notice of Borrowing in respect of any Borrowing to be made on the Closing Date may be delivered no later than 5:00 p.m. on the Business Day prior to the Closing Date, (ii) Agent may, at the direction of the Required Lenders in their sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (iii) no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person of the applicable Borrower may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. The Borrowing of any LIBOR Rate Loan shall be subject to the provisions of Section 2.12.

(b)               Making of Swing Loans. In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $5,000,000 or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to a Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. Notwithstanding anything herein to the contrary, it is understood and agreed that the Swing Lender shall have no obligation to issue any Swing Loans unless agreed to in writing by the Swing Lender and the Administrative Borrower.

(c)                Making of Revolving Loans.

(i)                 In the event that Swing Lender is not obligated to make a Swing Loan or if a Revolving Loan other than a Swing Loan is requested, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall promptly notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; provided that the borrowing of any LIBOR Rate Loans shall be subject to the provisions of Section 2.12; provided that no Notice of Borrowing shall be delivered to any Lender during the hours of 9:00 a.m. through 4:00 p.m., New York City time, on any Business Day. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 2:00 p.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to the applicable Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to a Designated Account; provided, that, subject to the provisions of Section 2.3(d)(i), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)               Unless Agent receives notice from a Lender prior to 2:00 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 11:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)               Protective Advances.

(i)                 Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iii), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers (to the extent consented to by the Required Lenders at the applicable time), from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”), so long as after giving effect to such Protective Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. Agent shall endeavor to give Borrowers and the Lenders prompt written notice of the making of any Protective Advances, but a non-willful failure of Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such Protective Advance to be ineffective. The Required Lenders may at any time by written notice to the Agent (x) revoke Agent’s authority to make further Protective Advances pursuant to this Section 2.4(d)(i) at any time when a

Protective Advance exists and (y) instruct Agent to demand repayment of outstanding Protective Advances from the Loan Parties (and the Loan Parties hereby agree to make such repayment on demand).

(ii)               Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iii)             Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Protective Advance may be made by Agent if such Protective Advance would cause the aggregate principal amount of Protective Advances outstanding to exceed an amount equal to 5 % of the Borrowing Base and (B) after giving effect to all Protective Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) shall not exceed the Maximum Revolver Amount.

(e)                Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                 Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Protective Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)               In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in immediately available funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)             Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)             Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)                Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                Defaulting Lenders.

(i)                 Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which the Commitments are cancelled or terminated and all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such

Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance to Agent of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent solely in respect of such Defaulting Lender pursuant to Section 2.3(g)(ii) shall be released to Borrowers, to the extent such cash collateral is not required to be maintained otherwise pursuant to this Agreement). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)               If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)              such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)              if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)              if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)              to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)               to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)               so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)              Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).

(h)            Independent Obligations. All Revolving Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.            Payments; Reductions of Commitments; Prepayments.

(a)            Payments by Borrowers.

(i)                 Except as otherwise expressly provided herein, all payments made or remitted by Borrowers under this Agreement or the other Loan Documents shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. on the date specified herein. Any payment received by Agent later than 2:00 p.m. shall be deemed to have been received (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Without limiting the generality of the foregoing, Agent may require that any payments due under this Agreement be made in the United States.

(ii)               Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid; provided that such interest shall be an obligation of the Borrowers and shall be payable by the Borrowers upon demand.

(b)            Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv), Section 2.4(d), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to a Designated Account) or such other Person entitled thereto under applicable law.

(ii)               At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)              first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent from the Loan Parties under the Loan Documents, until paid in full,

(B)              second, to pay any fees or premiums then due to Agent from the Loan Parties under the Loan Documents until paid in full,

(C)              third, to pay interest due in respect of all Protective Advances until paid in full,

(D)              fourth, to pay the principal of all Protective Advances until paid in full,

(E)               fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders from the Loan Parties under the Loan Documents, until paid in full,

(F)               sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)              seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)              eighth, to pay the principal of all Swing Loans until paid in full,

(I)                 ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full,

(J)                tenth, ratably

(i)                 to pay the principal of all Revolving Loans until paid in full,

(ii)               to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),

(iii)             to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations in an amount up to the Bank Product Reserve with respect thereto,

(K)              eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(L)               twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)             thirteenth, to Borrowers (to be wired to a Designated Account) or such other Person entitled thereto under applicable law.

Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation of such Loan Party.

(iii)             Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)             In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)               For purposes of Section 2.4(b), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)             In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)                Termination of Commitments. The Revolver Commitments shall terminate automatically on the Maturity Date.

(d)               Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e)                Mandatory Prepayments.

(i)                 In the event that (x) at any time, the Revolver Usage on such date exceeds the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, whether delivered pursuant to Schedule 5.2 or otherwise or (y) at any time, the Revolver Usage on such date exceeds the Maximum Revolver Amount, in each case Borrowers shall, within three (3) Business Days prepay the Obligations in an aggregate amount equal to the amount of such excess in accordance with Section 2.4(f).  On or prior to the date of any mandatory prepayment required to be made pursuant to this Section 2.4(e)(i), Borrowers shall provide written notice to Agent of the amount of such prepayment, the Loans to which the same will be applied, and calculations therefor (in reasonable detail).

(ii)               In the event that (x) the Loan Parties or any of their Subsidiaries receive any Net Cash Proceeds in any fiscal year from Non-Exclusive Licenses made pursuant to clause (d) of the definition of “Permitted Dispositions” (or, without duplication, clause (d) of the definition of “Permitted Dispositions” under the 2017 Term Facility, Section 4.16(b) of the 2017 Indenture or any provision in any document governing any permitted Refinancing Indebtedness of any of the foregoing requiring a mandatory prepayment or redemption or mandatory offer to prepay or redeem based on receipt of proceeds from any non-exclusive license) and (y) if, at any time, the accumulated Excess Proceeds equal or exceed $5,000,000, then a prepayment amount in accordance with the applicable NEL Ratio shall be required to be applied in accordance with clause (iv) below. “NEL Ratio” means (A) 50% of the aggregate Net Cash Proceeds (to the extent constituting Excess Proceeds) of up to $5,000,000 received by Loan Parties and their Subsidiaries in any fiscal year from Non-Exclusive Licenses, and (B) 75% of the aggregate Net Cash Proceeds (to the extent constituting Excess Proceeds) in excess of $5,000,000 received by Loan Parties and their Subsidiaries in any fiscal year from Non-Exclusive Licenses.

(iii)             In the event that the Loan Parties or any of their Subsidiaries receive any Net Cash Proceeds in excess of the Disposition Threshold from sales or dispositions of assets pursuant to clause (q) of the definition of “Permitted Dispositions” (or, without duplication, clause (q) of the definition of “Permitted Dispositions” under the 2017 Term Facility, Section 4.16(a) of the 2017 Indenture or any provision in any document governing any permitted Refinancing Indebtedness of any of the foregoing requiring a mandatory prepayment or redemption or mandatory offer to prepay or redeem based on receipt of proceeds from any Asset Sale other than a non-exclusive license), 100% of such Net Cash Proceeds shall be required to be applied in accordance with clause (iv) below.

(iv)             Any prepayment required pursuant to clauses (ii) through (iii) above shall be made no later than the date of the corresponding notes redemption under the 2017 Indenture in respect of the applicable transaction (a “Prepayment Date”) (provided that the Administrative Borrower shall notify the Agent of the proposed prepayment at least three (3) Business Days prior to the applicable Prepayment Date) and shall first, be offered to prepay the outstanding principal amount of the loans under the 2017 Term Facility (with the balance (if any) to reduce permanently any unused commitments thereunder), second, be offered to redeem the principal amount of the notes outstanding under the 2017 Indenture and third, be applied to prepay the outstanding principal amount of the Loans outstanding under this Agreement (together with a corresponding permanent reduction in Commitments); it being understood and agreed that (x) any amount of prepayment declined by any lender under the 2017 Term Facility in accordance with the terms thereof shall be applied in accordance with clauses second and third of this sentence and (y) any amount of redemption pursuant to clause second of this sentence that is declined by any holders of the notes under the 2017 Indenture in accordance with the terms thereof shall be applied in accordance with clause third of this sentence.

(f)                Application of Payments. Each prepayment of Loans pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full (together with, in the case of clauses (ii) through (iv) of Section 2.4(e), a corresponding permanent reduction in Commitments) and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5.            Promise to Pay; Promissory Notes.

(a)                Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)               Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.            Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)                Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest (from the date of incurrence through but excluding the date of repayment or prepayment (whether by acceleration or otherwise)) as follows:

(i)                 if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)               otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)               Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c)                Default Rate. Upon the occurrence and during the continuation of an Event of Default (automatically upon the occurrence of any Event of Default pursuant to Section 8.1, 8.4 or 8.5 and otherwise at the election of Agent or the Required Lenders),

(i)                 all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)               the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)               Payment. Except to the extent provided to the contrary in this Section 2.6, Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) [reserved], (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)                Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of (i) in the case of LIBOR Rate Loans and all other computations of fees and interest (other than in a case of a Base Rate Loan), a 360 day year and (ii) in the case of Base Rate Loans, a 365 day year (or a 366 day year, in the case of a leap year), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the Closing Date, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.            Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account in Dollars on a Business Day on or before 2:00 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. on a Business Day (unless Agent, at the direction of the Required Lenders in their sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.            Designated Account. Agent is authorized to make the Revolving Loans and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Accounts with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to a Designated Account.

2.9.            Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.        Fees.

(a)                Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25 % per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage (excluding all Swing Loans) during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(b)               Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, audit and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Parent or its Subsidiaries, to appraise or audit the Collateral, or any portion thereof, or to assess Parent’s or its Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than two (2) field examinations and audits during any calendar year or more than one (1) appraisal of the Collateral during any calendar year; provided, further, that (x) to the extent any patent or patent license applicable to Eligible Inventory expires in the following 12 month period, Borrowers shall reimburse Agent for one additional appraisal of Collateral in any such calendar year, and (y) appraisals and field examinations of assets acquired in connection with any Permitted Acquisition or other acquisition that the Borrowers request be included in the Borrowing Base shall not count towards the limitation on expense reimbursement provided in the foregoing proviso.

(c)                Upfront Fees. Borrowers shall pay to Agent, for the account of each Lender, an upfront fee in an amount of 1.50% of the stated principal amount of such Lender’s Commitment on the Closing Date.

(d)               Termination Fee. If (i) the Revolving Commitments terminate on the Maturity Date pursuant to Section 2.4(c), (ii) all of the Revolving Commitments are permanently terminated prior to the Maturity Date pursuant to Section 3.5, or (iii) Agent has, at the instruction of the Required Lenders, accelerated the maturity of the Obligations pursuant to Section 9.1 (subject to any grace period or cure right contained in Section 8.2 or any other provision of this Agreement), Borrowers shall pay to Agent, for the account of each Lender that is a Lender on the Closing Date, a termination fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Commitment as in effect immediately prior to such termination or acceleration.

2.11.        Letters of Credit.

(a)                Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, and prior to the date that is thirty days prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of such Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, the applicable Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of (but at least 3 Business Days before) the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit (which shall be no later than five (5) Business Days prior to the Maturity Date), (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Parent or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract. Notwithstanding anything herein to the contrary, it is understood and agreed that the Issuing Bank shall have no obligation to issue any Letter of Credit unless agreed to in writing by the Issuing Bank and the Administrative Borrower.

(b)               Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)                 the Letter of Credit Usage would exceed $750,000, or

(ii)               the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)             the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)                In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(d)               Any Issuing Bank shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)                Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section

2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)                Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)                 any Letter of Credit or any pre-advice of its issuance;

(ii)               any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)             any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)             any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)               any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)             an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)           any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)         the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)             Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)               the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)                The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct (as determined in a final, non-appealable judgement in a court of competent jurisdiction) in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)               Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit (in accordance with the terms of such Letter of Credit) and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)                 Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)                 any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)               payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)             Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)             Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)               the existence of any claim, set-off, defense or other right that Parent or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)             any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Parent’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii)           the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)                 Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)                 honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)               honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)             acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)             the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)               acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)             any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)         assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)             payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)               acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)             honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)         honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)               Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.25% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)                 If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto), other than with respect to Indemnified Taxes and Excluded Taxes:

(i)                 any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)               there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)             Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)               In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12.        LIBOR Option.

(a)                Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, (iii) the Maturity Date or (iv) the date on which all Commitments are terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)               LIBOR Election.

(i)                 Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the

LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)               Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)             Unless the Required Lenders, in their sole discretion, agree otherwise, Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)                Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)               Special Provisions Applicable to LIBOR Rate.

(i)                 The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs arising more than 180 days prior to the date that such Lender notifies Borrowers of the circumstances giving rise to such additional or increased costs and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of circumstances that is retroactive or if the effects of such circumstances were not reasonably known to such Lender during such 180-day period referred to above, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or the date such effects of such circumstances became known or would have reasonably been known to such Lender, as applicable.. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)               In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)                No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13.        Capital Requirements.

(a)                If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive or if the effects of such Change in Law were not reasonably known to such Lender during such 180-day period referred to above, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof or the date such effects of such Change in Law became known or would have reasonably been known to such Lender, as applicable. Borrower shall not be required to pay any amount to any Person under this Section 2.13(a) in respect of any Taxes governed by Section 16 of this Agreement or any Excluded Taxes.

(b)               If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i)

or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.

(c)                Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.        [Reserved].

2.15.        Joint and Several Liability of Borrowers.

(a)                Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)               Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)               The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)                Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)                Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full in cash or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)               Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)                 Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.            Conditions Precedent to the Occurrence of the Closing Date and the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent unless the Agent has received written notice from such Lender prior to the Closing Date specifying its objection thereto), as well as the conditions set forth in Section 3.2.

3.2.            Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)                the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)               no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.            Maturity. Subject to Section 9.1, this Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4.            Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s Commitments have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5.            Early Termination by Borrowers. Borrowers have the option, at any time upon five (5) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination and the termination notice was stated to be conditional upon such closing (in which case, a new notice shall be required to be sent in connection with any subsequent termination) , and (b) Borrowers may extend the date of termination at any time with the consent of the Required Lenders if the termination notice was stated to be conditional upon the occurrence of a specified event, which event has not yet occurred (which consent shall not be unreasonably withheld or delayed to the extent not exceeding an aggregate period of an additional five Business Days).

3.6.            Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such longer date as the Required Lenders may agree), of the conditions subsequent described in Section 5.19 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (after giving effect to any extensions agreed to by the Required Lenders), shall constitute an Event of Default).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each other Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.            Due Organization and Qualification; Subsidiaries.

(a)                Each Loan Party (i) is duly organized, incorporated (in the case of each Loan Party incorporated in Ireland) and existing and (to the extent such concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)               Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its or any of its Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any of its or any of its Subsidiaries’ Equity Interests.

(c)                Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries (other than the Borrowers), showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and (iii) identification of whether such Subsidiary is a Borrower or Guarantor, if applicable. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)               Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2.            Due Authorization; No Conflict.

(a)                As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)               As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of Requirements of Law applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under (A) the 2015 Note Purchase Documents, the 2017 Note Purchase Documents, the Treximet Note Purchase Documents, the 2017 Term Facility Documents, any other Material Debt Documents or any Patent Licenses applicable to any Eligible Inventory or (B) any other Material Contract of any Loan Party or Subsidiary, except to the extent for purposes of this clause (B), any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Collateral Liens, (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party or Subsidiary, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of any Material Contract (other than the debt documents referred to in subclause (ii)(A) above), for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect or (v) or materially adversely affect any Health Care Permit.

4.3.            Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral not yet required to be made pursuant to the terms of this Agreement or the applicable other Loan Documents, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.            Binding Obligations; Perfected Liens.

(a)                Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, examinership, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)               Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money not on deposit or credited to any Deposit Account or Securities Account not subject to a Control Agreement as permitted by Section 7(i)(iv) of the Guaranty and Security Agreement, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(i)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements in the appropriate filing offices), and first priority Liens, subject only to Permitted Collateral Liens.

4.5.            Title to Assets; No Encumbrances; Intellectual Property. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered to the Initial Lenders prior to the Closing Date or delivered pursuant to Section 5.1, as applicable, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens. Each of the Borrowers and each of their respective Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as conducted, except for those for which the failure to own or possess the right to use could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a complete and correct list of all of (x) the registrations and applications for Intellectual Property applicable to any of the Products or otherwise owned by any of the Loan Parties or its Subsidiaries and (y) licenses of Intellectual Property (including Patent Licenses) applicable to any of the Products is set forth on Schedule 4.5. To each Borrower’s knowledge, the operation of such Borrower’s and each of its Subsidiaries’ respective businesses, by such Borrower or any of its Subsidiaries as currently conducted, does not infringe upon or otherwise violate any Intellectual Property owned by any other Person, except as, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation alleging that the Intellectual Property owned or used by any Borrower or any of their respective Subsidiaries, or the conduct of any Borrower’s or any of their respective Subsidiaries’ businesses, infringe or otherwise violate the Intellectual Property of any Person, is pending or, to knowledge of any Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Midrin License is required only in connection with the promoting, marketing, advertising, sale and distribution of the Nodolor product, and not in connection with any other Products. The SODAS Trademark is not used in connection with, or necessary for, the promoting, marketing, advertising, sale or distribution of any Product. To Borrowers’ knowledge, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property owned by any of the Loan Parties or their Subsidiaries, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. No Borrower holds any assets as the trustee of any trust.

4.6.            Litigation.

(a)                There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 4.6(b) sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $2,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries.

(c)                To the knowledge of the Loan Parties, there is no pending or threatened Health Care Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator against or affecting any Loan Party or any Subsidiary of any Loan Party, except to the extent such pending or threatened Health Care Proceeding could not reasonably be expected to result in a Material Adverse Effect. No Loan Party has received written notice of any such Health Care Proceeding against or affecting such Loan Party or any Subsidiary of such Loan Party.

4.7.            Compliance with Laws. No Loan Party nor any of its Subsidiaries is: (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any other Governmental Authority, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.            No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, as expressly noted therein and/or in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2016, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries (it being understood and agreed that the award entered on February 2, 2017 in the arbitration proceeding among certain Borrowers and GlaxoSmithKline LLC, Glaxo Group Limited, GlaxoSmithKline Intellectual Property Holdings Limited, GlaxoSmithKline Intellectual Property Management Limited and any other proceedings or events related to such award or such proceeding has not resulted nor could reasonably be expected to result in a Material Adverse Effect).

4.9.            No Liquidation. All indebtedness represented by the Loans is being incurred for proper purposes and in good faith. As of the Closing Date and as of the date of the making of any Revolving Loans hereunder, no steps have been taken or are currently intended by any Loan Party or, to the knowledge of the Loan Parties, any other Person for the winding-up, liquidation, dissolution or administration or for the appointment of a receiver or administrator of any Loan Party for all or any of the Loan Parties’ properties or assets. As of the Closing Date, after giving pro forma effect to the Transactions and the assumed use of the proceeds of the Transactions to invest in the business of Parent and its Subsidiaries, Parent and its Subsidiaries, taken as a whole and on a consolidated basis, will be able to pay their debts in the ordinary course of business.

4.10.        Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or within the last six years has contributed to, any Benefit Plan or Multiemployer Plan.

4.11.        Environmental Condition. Except as set forth on Schedule 4.11, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site or at a location at which any material Remedial Action is required pursuant to any Environmental Law, (c) no Loan Party nor any of its Subsidiaries has received notice that an Environmental Lien has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries or that any such Environmental Lien has caused such Real Property to be subject to any material restrictions on the ownership, occupancy, use of transferability of such Real Property by any Loan Party or any of its Subsidiaries, (d) except to the extent such Loan Party or Subsidiary has set aside on its books financial reserves as required by GAAP (or such other generally accepted accounting principles as may be applicable in the relevant jurisdiction), to each Borrower’s knowledge, there are no releases of Hazardous Materials at, on, under, from or affecting any Real Property, or other Environmental Liabilities, that are reasonably expected to form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries and (e) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding Environmental Action or any written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.        Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. As of the date on which any Projections are delivered to Agent and/or the Lenders, such Projections represent Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent and/or Lenders (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.13.        Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”) and (c) any other applicable Anti-Terrorism Laws.  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14.        Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.        Payment of Taxes. Except as otherwise permitted under Section 5.5, all income and other material tax returns and reports of each Loan Party and its Subsidiaries required by any Governmental Authority to be filed by any of them have been timely filed with the appropriate Governmental Authority, and all income and other material taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid to the appropriate Governmental Authority when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Except as set forth on Schedule

4.15, as of the Closing Date, there is no unstayed action, suit, proceeding, investigation (solely in the case of investigations, known to the Borrowers), audit, or claim now pending or, to the knowledge of the Borrowers, threatened by any authority regarding any material taxes relating to the Parent and its Subsidiaries. Except as set forth on Schedule 4.15, neither the Parent nor any of its Subsidiaries has entered into a currently effective agreement or waiver extending, or having the effect of extending, any statute of limitations relating to the payment or collection of any material taxes of the Parent or any of its Subsidiaries.

4.16.        Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.        Governmental Regulation. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940. No Loan Party is required to be registered under the Investment Company Act of 1940.

4.18.        OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19.        Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) as of the Closing Date, to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.        Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities permitted by this Agreement arising under the Loan Documents, the Treximet Note Purchase Documents, the 2015 Note Purchase Documents, the 2017 Note Purchase Documents and any other Material Debt Documents), own any material assets (other than Equity Interests of Borrowers, the IP Subsidiaries, the Treximet Intercompany Note and the Zohydro Intercompany Note) or engage in any operations or business, in each case, other than in respect of agreements in the Ordinary Course of Business pursuant to which Parent is party rather than the relevant operating Subsidiary, including, (A) licenses, sub-licenses and co-promotion agreements for products distributed by any Subsidiary of Parent, (B)  marketing of products distributed by any Subsidiary of Parent, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Parent, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Parent and (E) similar commercial agreements and transactions (including intercompany cash management arrangements), in each case, in the Ordinary Course of Business.

4.21.        Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them, except as could not reasonably be expected to result in a Material Adverse Effect.

4.22.        Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (except to the extent permitted by clause (h) of the definition of Eligible Account), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23.        Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.24.        Location of Inventory and Chief Executive Office. The Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.14). Schedule 4.24 sets forth the location of the chief executive office of each Borrower.

4.25.        Inventory Records. Each Loan Party keeps in all material respects correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.26.        Health Care and Regulatory Matters.

(a)                Compliance with Health Care Laws; Health Care Permits. Each Loan Party and each of their respective Subsidiaries is in compliance with all Health Care Laws, Registrations and requirements of Government Drug Rebate Programs applicable to it and its assets, business or operations, except to the extent (x) related to certain DESI Program Products and (y) that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date, (i) each Loan Party and each of their Subsidiaries (x) holds in full force and effect (without default, violation or noncompliance) all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business and operations as presently conducted (including to include its Products in any Government Drug Rebate Program in which it participates), except to the extent where such failure to be in full force and effect or such default, material violation or material noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (y) to the extent prudent and customary in the industry in which it is engaged, has obtained and maintains accreditation from all generally recognized accreditation agencies, (ii) to the knowledge of each Loan Party, no circumstance exists or event has occurred which could reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit that could reasonably be expected to have a Material Adverse Effect, (iii) the Products provided by any Loan Party are qualified for participation in the Government Drug Rebate Programs, and each Loan Party and each of their Subsidiaries is entitled to participate in the Government Drug Rebate Programs and

(iv) no Loan Party or any of its Subsidiaries directly bills, receives reimbursement from, or otherwise participates as a provider or supplier in the Medicare or any Medicaid program.

(b)                Rebates. Except to the extent a failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all reports that it is required to file under applicable Requirements of Law with respect to Government Drug Rebate Programs. No Loan Party is aware of any claims, actions or appeals pending before any administrative contractor, intermediary or carrier or any other Governmental Authority with respect to any such reports filed by such Loan Party, or any claim made by any Governmental Authority in connection with any audit of such reports.

(c)                Material Statements. No Loan Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Loan Party or any Subsidiary of any Loan Party, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would constitute a violation of any Health Care Law that could reasonably be expected to have a Material Adverse Effect.

(d)                Exclusion. Except (1) as disclosed in public filings of the Parent with the SEC prior to the Closing Date or (2) where any of the following would not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of their Subsidiaries, nor, to the knowledge of any Loan Party, any owner, officer, director, partner, agent or managing employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in any Loan Party or any Subsidiary of any Loan Party, has (i) had a civil monetary penalty assessed pursuant to 42 U.S.C. § 1320a-7; (ii) been suspended, debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program; (iii) been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347 or 1518, including any of the following categories of offenses: (A) criminal offenses relating to the delivery of an item or service under any federal health care program (as that term is defined in 42 U.S.C. §1320a-7b) or healthcare benefit program (as that term is defined in 18 U.S.C. §24b), (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a healthcare item or service, (C) criminal offenses under laws relating to fraud and abuse, theft, embezzlement, false statements to third parties, money laundering, kickbacks, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency, (D) laws relating to the interference with or obstruction of any investigations into any criminal offenses described in this clause (d), or (E) criminal offenses under laws relating to the unlawful manufacturing, distribution, prescription or dispensing of a controlled substance; or (iv) been involved or named in a complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

(e)                HIPAA. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries is in compliance with HIPAA. Further, in each contractual arrangement that is subject to HIPAA, the relevant Loan Party and each of its respective Subsidiaries has: (i) entered into a written business associate agreement (as such term is defined under the HIPAA regulations) that substantially meets the requirements of HIPAA; (ii) at all times complied in all material respects with such business associate agreements in respect of the HIPAA privacy or security standards; and (iii) to such Loan Party or Subsidiary’s knowledge, at no time experienced or had a material unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA regulations) or privacy or security breach or other privacy or security incident within the meaning of HIPAA.

(f)                 Corporate Integrity Agreement. Except as disclosed in public filings of the Parent with the SEC prior to the Closing Date, no Loan Party nor any of their Subsidiaries, nor any owner, officer, director, partner, agent or managing employee of any Loan Party or any Subsidiary of any Loan Party, is a party to or bound by any individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, consent order, consent decree, settlement agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws, any Government Drug Rebate Programs or the requirements of any Health Care Permit.

4.27.        FDA Regulatory Compliance.

(a)                Except as disclosed with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their Subsidiaries has, and it and its Products are in conformance with, all Registrations, (ii) all Registrations are valid and in full force and effect; (iii) to the knowledge of each Loan Party, neither the FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking any such Registration; (iv) the Loan Parties and each of their Subsidiaries have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration; and (v) all reports, documents, claims, permits, adverse event reports, complaints, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Regulatory Authority by a Loan Party or any of its Subsidiaries have been so filed, maintained or furnished.

(b)                Each Loan Party and each of their Subsidiaries are conducting their business and operations in compliance with all applicable Health Care Laws, except to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of their Subsidiaries is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of the FDA or any comparable Governmental Authority, warning letter, Form FDA-483, untitled letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority, in each case, in respect of such Loan Party or its Subsidiary, and no such obligation has been threatened and (ii) no Loan Party has received written notice from a Governmental Authority that any Product designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority are not being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)       Except as would not reasonably be expected to be result in a Material Adverse Effect, all pre-clinical and clinical investigations conducted or sponsored by or on behalf of any Loan Party or any of their Subsidiaries are being and have been conducted in compliance with all applicable Health Care Laws including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312 and 314 of the Code of Federal Regulations, and (ii) federal and state Requirements of Law restricting the collection, use and disclosure of individually identifiable health information and personal information.

(d)       Except (i) as disclosed in public filings of the Parent with the SEC prior to the Closing Date or (ii) as would not reasonably be expected to be result in a Material Adverse Effect, neither any Loan Party nor any of their Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, or received written notice of any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or is currently considering initiating, conducting or issuing any recall of any Product.

4.28.        Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract of any Loan Party or

Subsidiary (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.29.        Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.30.        Inactive Subsidiaries. Each Inactive Subsidiary is not engaged in any business or commercial activities and does not own or maintain any assets.

4.31.        Insurance. Schedule 4.31 lists all insurance policies maintained by the Loan Parties as of the Closing Date.

5.	AFFIRMATIVE COVENANTS.

Each Borrower (and, in the case of Section 5.17, Parent) covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

5.1.            Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent each of the financial statements, reports, notices and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Loan Party or Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to Agent.

5.2.            Reporting. Borrowers will deliver to Agent each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3.            Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and (where applicable) good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.            Maintenance of Properties. Each Borrower will, and will cause each of its Subsidiaries to maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).

5.5.            Taxes. Each Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all federal and all other material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that (a) the validity of such governmental assessment or tax is the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the

Collateral to satisfy such assessment or tax or (b) the failure to pay could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of it and them by applicable law, including those laws concerning state disability, and local, state, and federal income taxes (and any foreign equivalent thereof).

5.6.            Insurance. Each Borrower will, and will cause each of its Subsidiaries to, at Borrowers’ expense, maintain insurance respecting each of each Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses, damages and other risks and hazards as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, each of Navigators Specialty Insurance Company, Chubb Custom Insurance Company, Ironshore Specialty Insurance Company, Federal Insurance Company and Lloyd’s of London is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Required Lenders (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to the Required Lenders). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $250,000 covered by their or their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.7.            Inspection.

(a)                Each Borrower will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours; provided that, so long as no Event of Default has occurred and is continuing, Agent and the Lenders taken as a whole shall not exercise such rights at the Borrowers’ expense more often than one time during any calendar year.

(b)               Each Borrower will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate in writing in accordance with Section 2.10(b).

5.8.            Compliance with Laws. Each Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.            Environmental. Each Borrower will, and will cause each of its Subsidiaries to,

(a)                Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)               Comply, in all material respects, with Environmental Laws and provide to Agent documentation of any material non-compliance which Agent reasonably requests,

(c)                Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release under, or otherwise to come into compliance with, in all material respects, applicable Environmental Law,

(d)               Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) written notice of commencement of any material Environmental Action filed against, or written notice that a material Environmental Action will be filed against, Parent or its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority, and

(e)                If the Parent or any of its Subsidiaries, or any tenant or occupant of any Real Property owned, leased or operated by Parent or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or release of any Hazardous Material (except in compliance with applicable Environmental Laws), each Borrower agrees to undertake, and/or to cause any of its Subsidiaries, and use commercially reasonable efforts to cause its tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

5.10.        Intellectual Property. Each Loan Party and each of its Subsidiaries shall have the duty, with respect to Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business, to use commercially reasonable efforts to protect and diligently enforce and defend such of its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s or such Subsidiary’s Trademarks, Patents, Copyrights, Intellectual Property licenses (including Patent Licenses), and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party or Subsidiary who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment of Intellectual Property rights and obligations of confidentiality. Each Loan Party and each of its Subsidiaries shall take the steps described in this Section 5.10 with respect to all new or acquired Intellectual Property to which it is now or later becomes entitled that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business. Each Loan Party and each of its Subsidiaries shall take reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in or material to the conduct of such Loan Party’s or such Subsidiary’s business.

5.11.        Formation or Acquisition of Subsidiaries. Each Borrower will, at the time that any Loan Party forms or incorporates any direct or indirect Subsidiary (other than with respect to a Subsidiary to which the Required Lenders shall agree otherwise in writing) or acquires any direct or indirect Subsidiary (other than with respect to a Subsidiary to which the Required Lenders shall agree otherwise in writing) (including any Acquisition Subsidiary) after the Closing Date (in any such case other than a CFC to the extent such CFC becoming a Loan Party would have a material adverse tax consequence to the Borrowers as determined by them in good faith in consultation with the Required Lenders), within 20 days of such formation, incorporation or acquisition (or such later date as permitted by the Required Lenders in their sole discretion) (a) cause such new Subsidiary to provide to Agent a “Grantor Joinder” to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Required Lenders (including being sufficient to grant Agent a first priority Lien (subject to Permitted Collateral Liens) in and to the types of assets of such newly formed, incorporated or acquired Subsidiary included as “Collateral” under the Guaranty and Security Agreement); and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to the Required Lenders, which, in their opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Borrowers shall comply with the provisions of this Section 5.11 with respect to each Inactive Subsidiary no later than 30 days after the Closing Date, unless such Inactive Subsidiary has been dissolved and ceases to exist prior to such date. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document. Notwithstanding anything to the contrary contained herein, it is understood and agreed that, unless otherwise agreed to by the Borrowers and the Required Lenders, each Subsidiary of Pernix Ireland Pain shall become a party to the Guaranty and Security Agreement by providing to Agent a “Guarantor Joinder” on the same unsecured basis as Pernix Ireland Pain, Pernix Ireland, Pernix Holdco 1, Pernix Holdco 2 and Pernix Holdco 3.

5.12.        Further Assurances. Each Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of the Agent or Required Lenders, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel, and all other documents (together with any security documents executed pursuant to Section 5.11, the “Additional Documents”) that the Agent or Required Lenders may reasonably request in form and substance reasonably satisfactory to the Required Lenders, to create, perfect, ensure the enforceability of and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and the other Grantors of the type that constitute “Collateral” (as defined in the Guaranty and Security Agreement and in any Additional Document) (whether now owned or hereafter arising or acquired, tangible or intangible), or enable the Agent to apply for any registration, or give any notification in connection with the Agent’s Lien in the Collateral so that the Lien has the priority required by the Agent and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Parent that is a CFC if providing such documents would result in material adverse tax consequences to the Borrowers (as determined by the Borrowers in good faith in consultation with the Required Lenders) or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by the Required Lenders in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office; provided that Agent shall not exercise such authority unless any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so or an Event of Default exists. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by a first priority perfected Lien on all assets of the Grantors of a type that constitute “Collateral” (as defined in the Guaranty and Security Agreement and in any Additional Document), it being understood and agreed that, unless otherwise agreed to by the Borrowers and the Required Lenders, Pernix Ireland, Pernix Ireland Pain, Pernix Holdco 1, Pernix Holdco 2, Pernix Holdco 3 and each future Subsidiary of Pernix Ireland Pain will only be party to the Guaranty and Security Agreement as Guarantors (and not Grantors).

5.13.        Lender Meetings. Parent will, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a quarterly meeting or conference call (at a mutually agreeable location and time or, in the case of a conference call, at a mutually agreeable time) with all Lenders who choose to participate in such meeting or call at which meeting or call shall be reviewed the financial results of the previous fiscal quarter or year, as applicable, and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal quarter or year, as applicable, of Parent.

5.14.        Location of Inventory and Chief Executive Office. Each Borrower will, and will cause each of its Subsidiaries to, keep its Inventory only at the locations identified on Schedule 4.24 and their chief executive offices only at the locations identified on Schedule 4.24; provided, that Borrowers may amend Schedule 4.24 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

5.15.        Material Contracts.

(a)                Each Loan Party will, and each Loan Party will cause its Subsidiaries to, comply with all terms and conditions of and fulfill all obligations under each Material Contract to which any of them is a party, except to the extent the failure to so comply would not result in a Material Adverse Effect. Upon the occurrence of a breach of any such Material Contract by any other party thereto, which is not cured as provided therein, each Loan Party will act in a commercially reasonable way in determining whether and how to enforce its, or its Subsidiary’s, as applicable, rights and remedies thereunder.

(b)               Each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to: (i) forgive, release or reduce any payment, or delay or postpone any payment, owed to any Loan Party or any of their respective Affiliates under or in respect of any Material Contract or (ii) amend, modify, restate, cancel, supplement, terminate or waive any provision of any Material Contract, grant any consent thereunder or agree to do any of the foregoing, in each case, to the extent such forgiveness, release, reduction, delay, postponement, amendment, modification, restatement, cancellation, supplement, termination, waiver, grant or agreement would reasonably be expected to result in a Material Adverse Effect.

5.16.        Compliance with Health Care Laws.

(a)                Each Loan Party and each of their respective Subsidiaries will comply with all applicable Health Care Laws, except (i) to the extent that any noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) as disclosed with respect to the DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date.

(b)               Except (1) with respect to DESI Program Products or as disclosed in Schedule 4.26 or in public filings of the Parent with the SEC prior to the Closing Date and (2) as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of their respective Subsidiaries shall (i) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits and Registrations which are necessary or useful in the proper conduct of its business; (ii) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable by any Governmental Authority to any Person; (iii) with relation to any Persons providing services for or on behalf of any Loan Party (either as an employee or independent contractor), (A) not use the services of such Persons who are not, to the Loan Parties’ knowledge, in compliance with all applicable Health Care Laws in the performance of their duties and (B) cause such Persons to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (iv) keep and maintain all records required to be maintained by any Governmental Authority or otherwise under any Health Care Law. All Products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of any Loan Party or any of their Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Health Care Laws.

(c)                Each Loan Party and each of their respective Subsidiaries that, in each case, actively engages in the marketing of Products, shall maintain a corporate and health care regulatory compliance program (“RCP”) which addresses the requirements of Health Care Laws, including HIPAA, and includes at least the following components: (i) standards of conduct and procedures that describe compliance policies regarding laws with an emphasis on prevention of fraud and abuse; (ii) a specific officer within high-level personnel identified as having overall responsibility for compliance with such standards and procedures; (iii) training and education programs which effectively communicate the compliance standards and procedures to employees and agents, including fraud and abuse laws; (iv) auditing and monitoring systems and reasonable steps for achieving compliance with such standards and procedures including publicizing a reporting system to allow employees and other agents to anonymously report criminal or suspect conduct and potential compliance problems; (v) disciplinary guidelines and consistent enforcement of compliance policies including discipline of individuals responsible for the failure to detect violations of the RCP; and (vi) mechanisms to immediately respond to detected violations of the RCP. Each Loan Party and each of their respective Subsidiaries shall modify such RCPs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such RCPs.

(d)               Borrowers shall provide to Agent upon request, an accurate, complete and current list of all third party rebate agreements with respect to the business of the Loan Parties.

5.17.        Liquidity. Parent shall maintain a Minimum Liquidity of at least $7,500,000 at all times.

5.18.        Cash Management. Unless otherwise agreed by the Required Lenders, maintain in effect at all times cash management arrangements that are substantially consistent with those in effect on the Closing Date.

5.19.        Post-Closing Obligations. Subject to Section 3.6 (with respect to grace periods, notice periods and extensions provided for therein), the Loan Parties shall execute and deliver the documents and complete the tasks set forth on Schedule 5.19, in each case within the time periods specified therefor.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted):

6.1.            Indebtedness and Contingent Obligations. Each Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to (i) any Indebtedness, except for Permitted Indebtedness or (ii) any Contingent Obligations, except for Permitted Contingent Obligations.

In the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (w) of the definition of “Permitted Indebtedness”, the Borrowers on the date of its incurrence, shall be permitted to divide and classify (a “Classification”) such item of Indebtedness in more than one of the types of Permitted Indebtedness and only be required to include the amount and type of such Indebtedness in one of such types and from time to time to reclassify (a “Reclassification”) all or a portion of such item of Indebtedness into one or more of the types of Permitted Indebtedness; provided, that the Borrowers will deliver a certificate executed by an Authorized Person to the Agent providing details of the nature and amounts of the Classification or Reclassification, as applicable; provided, further, that no Reclassification of Indebtedness into Indebtedness permitted by clause (v) of the definition of “Permitted Indebtedness” is permitted.

6.2.            Liens. (a) Each Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens and (b) notwithstanding the foregoing, each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create, assume or suffer to exist any consensual Lien securing Indebtedness for borrowed money on the Core Assets or the Zohydro Assets, except pursuant to clause (a) (to the extent constituting Collateral) or clause (s)(B) of the definition of Permitted Liens.

6.3.            Restrictions on Fundamental Changes and Sale and Leaseback Transactions. Each Borrower will not, and will not permit any of its Subsidiaries to, do any of the following, except in compliance with Section 6.4:

(a)               enter into any merger, consolidation, reorganization, or recapitalization (other than a merger between an Acquisition Subsidiary and a Target to effectuate a Permitted Acquisition),

(b)               liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution) except the liquidation or dissolution of any Inactive Subsidiary so long as it is a non-operating entity with nominal assets and nominal liabilities, or

(c)              suspend or cease operating a substantial portion of its or their business, except as expressly permitted pursuant to clause (a) or clause (b) above or pursuant to a transaction permitted under Section 6.4 .

(d)              form any new Subsidiary (other than an Acquisition Subsidiary) without the prior written consent of the Required Lenders; provided, that, to the extent the Required Lenders provide consent with respect to the formation of any new Subsidiary (other than an Acquisition Subsidiary), such new Subsidiary shall become a Guarantor pursuant Section 5.11,

(e)                enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, a Loan Party or any Subsidiary of any Loan Party sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

6.4.            Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, abandon or otherwise dispose of) any of its or their assets (whether in one transaction or a series of related transactions).

6.5.            Nature of Business. Each Borrower will not, and will not permit any of its Subsidiaries to make any material change in the nature of its or their business as conducted by Parent and its Subsidiaries on the date hereof or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related or ancillary to the then-current business of Parent and its Subsidiaries. It being understood that ceasing or stopping business activities by an Inactive Subsidiary (or any of its Subsidiaries) shall not be deemed a material change for purposes of this Section.

6.6.            Prepayments and Amendments. Each Borrower will not, and will not permit any of its Subsidiaries to,

(a)                Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i)                 optionally prepay, redeem, defease, purchase or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than:

(A)              the Obligations in accordance with this Agreement,

(B)              Permitted Intercompany Advances, the Treximet Intercompany Note and the Zohydro Intercompany Note,

(C)              [Reserved],

(D)              with respect to the 2015 Note Purchase Debt, (1) payments of principal on the 2015 Note Purchase Debt made solely by exchanging such 2015 Note Purchase Debt for shares of Qualified Equity Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000), (2) payments of cash, Equity Interest of a Borrower or a combination thereof in satisfaction of conversions of the Notes (as defined in the 2015 Indenture) pursuant to the terms of the 2015 Indenture or (3) mandatory redemptions of the Notes (as defined in the 2015 Indenture) pursuant to the terms of the 2015 Indenture,

(E)               the Zohydro Holdback Amount to Zogenix, as required pursuant to the terms of the Zogenix Purchase Agreement, so long as no Default or Event of Default exists before or giving effect to any such payment of the Zohydro Holdback Amount,

(F)               with respect to any Material Debt (other than the Treximet Note Purchase Debt, the 2015 Note Purchase Debt, the 2017 Term Facility Debt or the 2017 Note Purchase Debt), payments of principal made solely by exchanging such Material Debt for shares of Qualified Equity Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000),

(G)              with respect to the 2017 Note Purchase Debt, (1) payments of principal on the 2017 Note Purchase Debt made solely by exchanging such 2017 Note Purchase Debt for shares of Qualified Equity Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000), (2) payments of cash, Equity Interest of a Borrower or a combination thereof in satisfaction of conversions of the Notes (as defined in the 2017 Indenture) pursuant to the terms of the 2017 Indenture or (3) redemptions of the Notes (as defined in the 2017 Indenture) pursuant to the terms of the 2017 Indenture, and

(H)              with respect to the 2017 Term Facility Debt, (1) payment of principal (on a mandatory or voluntary basis) and interest in respect thereof and fees and expenses contemplated thereby; and (2) payments of principal made solely by exchanging indebtedness incurred thereby for shares of Qualified Equity

Interests without any payment of cash (other than in respect of fractional shares in an amount not to exceed $50,000); or

(ii)               make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b)               Directly or indirectly, amend, modify, or change any of the terms or provisions of any of the following:

(i)                 any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (1) the Obligations in accordance with this Agreement, (2) Permitted Intercompany Advances, (3) Indebtedness permitted under clauses (c), (j) and (k) of the definition of Permitted Indebtedness and (4) Indebtedness referred to in clauses (iii) through (vii) below,

(ii)               the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Agent or the Lenders,

(iii)             the Treximet Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restrict or impair the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement, (4) grant Liens on any of the Collateral in favor of the Treximet Note Purchase Creditors (or any of them) or (5) result in the material terms of such Treximet Note Purchase Debt to be less favorable in any material respect to the Loan Parties,

(iv)             the 2015 Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement, (4) grant Liens to secure such 2015 Note Purchase Debt, or (5) result in the material terms of such 2015 Note Purchase Debt to be less favorable in any material respect to the Loan Parties (it being understood and agreed that the 2015 Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the 2015 Indenture)),

(v)               the 2017 Note Purchase Documents if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement, (4) grant Liens to secure such 2017 Note Purchase Debt, or (5) result in the material terms of such 2017 Note Purchase Debt to be less favorable in any material respect to the Loan Parties (it being understood and agreed that the 2017 Note Purchase Debt may be amended or otherwise modified to increase or decrease the Conversion Rate (as defined in the 2017 Indenture)),

(vi)             the 2017 Term Facility Documents if such amendment or modification would (1) shorten the maturity date, or the average life to maturity, thereof or (2) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement,

(vii)           the Material Debt Documents (other than the 2015 Note Purchase Documents, 2017 Note Purchase Documents, 2017 Term Facility Documents and the Treximet Note Purchase Documents) if such amendment or modification would (1) increase the principal amount of such Indebtedness or the rate of interest payable thereon, (2) shorten the maturity date, or the average life to maturity, thereof, (3) prohibit any Loan Party from performing its obligations under the Loan Documents, or restricting or impairing the rights of Agent to use any Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement, (4) grant Liens to secure such Material Debt, other than Liens permitted under clause (u) of the definition of Permitted Liens or (5) result in the material terms of such Indebtedness to be less favorable in any material respect to the Loan Parties,

(viii)         the Patent Licenses with respect to any Eligible Inventory except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders; provided that any amendment or modification that restricts the ability of the Parent or any of its Subsidiaries to sublicense or assign any Intellectual Property in respect of any such Patent License to the Agent shall be deemed to be materially adverse to the interests of the Agent or the Lenders, or

(ix)             any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness with a principal or committed amount in excess of $2,000,000, which amendment or modification in any case prohibits any such Loan Party from performing its obligations under this Agreement or any other Loan Document to which it is a party.

6.7.            Restricted Payments. Each Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as (i) it is permitted by law and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)                Parent may make repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that all such repurchases do not exceed $500,000 in the aggregate per fiscal year; and provided, further, that up to $500,000 of such amount may be carried over and used in subsequent fiscal years, in addition to the amounts permitted for such fiscal year,

(b)               Any Subsidiary of a Borrower may make dividends or distributions to such Borrower,

(c)                Any Loan Party or any of its Subsidiaries may make dividends payable solely in its common stock,

(d)               Any non-Loan Party Subsidiary may make dividends or distributions to a Loan Party,

(e)                Any Loan Party may make dividends or distributions to another Loan Party,

(f)                (i) Any Subsidiary of Parent may make distributions or dividends paid to Parent (A) to pay reasonable and customary administrative operating costs and expenses incurred in the Ordinary Course of Business and other reasonable and customary corporate overhead costs and expenses (including out-of-pocket administrative, legal, accounting and similar expenses provided by third parties), incurred to third parties in the Ordinary Course of Business, (B) to pay for customary compensation arrangements for, benefits for, indemnification for, reimbursement of expenses of, and employment arrangements with, current or former directors, officers and other employees of Parent and its Subsidiaries entered into in the Ordinary Course of Business, (C) to pay reasonable and customary audit and other accounting and reporting expenses of Parent to third parties, (D) to pay for the payment of reasonable and customary insurance premiums in the Ordinary Course of Business, (E) for cash management purposes in the Ordinary Course of Business, (F) to fund any Restricted Payments as set forth in clauses (g) and (h) below, (G) to pay franchise taxes and other fees, taxes (other than income taxes) imposed upon it and expenses required to maintain its corporate existence, (H) with respect to any taxable period to permit Parent to pay federal and state income taxes then due and owing by Parent; provided that such distributions or dividends shall be limited to an amount equal to the lesser of (x) the sum of (1) if Pernix Holdco 3, LLC and Parent are members of a consolidated, combined or similar income tax group for U.S. federal or state income tax purposes (or Pernix Holdco 3, LLC is disregarded as an entity separate from Parent for U.S. federal income tax purposes) during such period, the federal and state income taxes that Pernix Holdco 3, LLC and its Subsidiaries would have been required to pay with respect to such taxable period if they were a stand-alone tax group with Pernix Holdco 3, LLC as the corporate common parent of such stand-alone tax group, and otherwise zero, and (2) the federal and state income taxes of Parent with respect to such taxable period that are attributable to the income of Pernix Ireland Pain, Pernix Ireland Limited and/or their respective Subsidiaries that is includible in gross income by Parent pursuant to Section 951 of the Code (or any similar or analogous provision of state tax Law) and (y) Parent's aggregate federal and state income tax liability for such taxable period, (I) [reserved], (J) to pay principal of, premium, if any, and interest on, and all other amounts payable under the Treximet Note Purchase Debt (for the avoidance of doubt, as in effect on the date hereof), the 2015 Note Purchase Debt (for the avoidance of doubt, as in effect on the date hereof) and the 2017 Note Purchase Debt and (K) to satisfy obligations arising under agreements in the Ordinary Course of Business pursuant to which Parent is party rather than the relevant operating Subsidiary, including, (1) licenses, and co-promotion agreements for products distributed by any Subsidiary of Parent, (2) marketing of products distributed by any Subsidiary of Parent, (3) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Parent, and (4) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Parent,

(g)                Payments (whether in cash or shares of Equity Interests) on or in respect of any 2015 Note Purchase Debt owed by a Loan Party may be made by the obligors in respect of such Indebtedness,

(h)               Payments in respect of the Zohydro Intercompany Note and the Treximet Intercompany Note owed by a Loan Party, including any interest or premium accrued thereon, may be made by the obligors in respect of such Indebtedness, and

(i)                 Payments expressly permitted by Section 6.6(a).

6.8.            Accounting Methods. Parent will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.            Investments. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10.        Transactions with Affiliates. Each Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, permit to exist or renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease, conveyance, transfer, assignment, distribution, abandonment or exchange of property or assets, or the rendering of any service) with any Affiliate of such Borrower or any of its Subsidiaries except for:

(a)                transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (A) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $2,500,000 for any single transaction or series of related transactions, and (B) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; provided that any transaction or series of transactions pursuant to this clause (a) with an aggregate value in excess of $2,500,000 must first be approved by a majority of the Board of Directors of Parent who are disinterested in the subject matter of the transaction pursuant to a board resolution delivered to the Agent and the Initial Lenders at least two business days prior to the consummation of such transaction; provided, further, that, if the aggregate value of any transaction or series of transactions pursuant to this clause (a) is in excess of $15,000,000, Parent will deliver to the Agent a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm (x) as to the fairness of the transaction to the relevant Loan Party or Subsidiary, as applicable, from a financial point of view or (y) stating that the terms of such transaction are, taken as a whole, no less favorable to the relevant Loan Party or Subsidiary, as applicable, than those that would have been obtained in a comparable arm’s length transaction by such Loan Party or Subsidiary, as applicable, with a non-Affiliate,

(b)               so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent or its applicable Subsidiary,

(c)                so long as it has been approved by Parent’s or its applicable Subsidiary’s Board of Directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent and its Subsidiaries in the Ordinary Course of Business and consistent with industry practice,

(d)               (i) transactions by and between or among the Loan Parties and (ii) transactions solely by and between or among Subsidiaries that are not Loan Parties, in each case subject to, and to the extent permitted by, the terms of this Agreement and the other Loan Documents,

(e)                transactions expressly permitted by Section 6.7 or 6.9, and

(f)                the Transactions or transactions in relation to the Loan Documents, the 2017 Exchange Agreement, the 2017 Term Facility Documents or the Registration Rights Agreement (as defined in the 2017 Indenture).

6.11.        Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12.        Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent or a disposition permitted by Section 6.4, Parent will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13.        Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to store its Inventory having an aggregate value in excess of $500,000 at any time with a bailee, warehouseman, or similar party unless such Borrower shall have provided Agent with written notice of such bailee, warehouseman or similar party and the address of each applicable location. Subject to Section 5.19, the Loan Parties shall exercise their commercially reasonable efforts to obtain a Collateral Access Agreement with respect to each such bailee, warehouseman and similar party having possession of more than $500,000 of the Loan Parties’ Inventory. For the avoidance of doubt, to the extent any Inventory is located at any time with a bailee, warehouseman, or similar party for which no Collateral Access Agreement has been executed, then such Inventory will not Eligible Inventory unless a Landlord Reserve for such location has been taken.

6.14.        Parent and IP Subsidiaries. Each Borrower will not permit Parent to incur any liabilities (other than liabilities arising under the Loan Documents, the 2015 Note Purchase Documents, the 2017 Note Purchase

Documents, the Treximet Note Purchase Documents and any other Material Debt Documents) or engage itself in any operations or business, except in connection with its ownership of its Subsidiaries and its rights and obligations under the Loan Documents and except for agreements entered into in the Ordinary Course of Business pursuant to which Parent is party rather than the relevant operating Subsidiary, including, (A) licenses and co-promotion agreements for products distributed by any Subsidiary of Parent, (B)  marketing of products distributed by any Subsidiary of Parent, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Parent, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Parent, (E) similar commercial agreements and transactions in the Ordinary Course of Business consistent with past practice. Each Borrower will not permit any IP Subsidiary to incur any liabilities (other than liabilities arising under the Treximet Intercompany Note, the Zohydro Intercompany Note, the 2017 Term Facility Documents (with respect to Pernix Ireland Pain), the 2015 Note Purchase Debt (with respect to Pernix Ireland) or Permitted Intercompany Advances), own or acquire any assets (other than Intellectual Property rights owned as of the Closing Date or acquired in Permitted Acquisitions or in another transaction not prohibited under this Agreement) or engage itself in any operations or business, except in connection with the license of its Intellectual Property rights to the Borrowers and, in each case, other than in connection with agreements in the Ordinary Course of Business pursuant to which such IP Subsidiary is party rather than the relevant operating Subsidiary, including, (A) licenses, sub-licenses and co-promotion agreements for products distributed by any Subsidiary of Parent, (B)  marketing of products distributed by any Subsidiary of Parent, (C) agreements with pharmacy benefit managers and managed care organizations related to rebates on products distributed by any Subsidiary of Parent, (D) agreements with distributors that provide for the payment of fees and/or rebates in respect of products distributed by any Subsidiary of Parent (E) agreements with manufacturers to acquire products and (F) similar commercial agreements and transactions in the Ordinary Course of Business consistent with past practices. Each Borrower will not permit any IP Subsidiary to subject any Intellectual Property owned or licensed by such IP Subsidiary to any Lien unless the creditor or holder with respect to such Lien has expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement.

6.15.        Additional Guarantors. Parent shall not, and shall not permit any of its Subsidiaries to, Guarantee or otherwise be or become liable for any obligations under the Treximet Indenture, unless Parent or such Subsidiary, as the case may be, also Guarantees the Obligations on a pari passu or senior basis.

6.16.        Burdensome Agreements. Except as provided in the following sentence, each Loan Party will not, and each Loan Party will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind in any case on the ability of any Subsidiary of any Loan Party to: (A) pay or make Restricted Payments to any Loan Party; (B) pay any Indebtedness owed to any Loan Party; (C) make loans or advances to any Loan Party; or (D) transfer any of its property or assets to any Loan Party. Notwithstanding the immediately prior sentence, each Loan Party and each of the Loan Parties’ Subsidiaries may create, cause or suffer to exist or become effective any such consensual encumbrance or restriction provided by (a) the Loan Documents, (b) the Treximet Indenture and the 2015 Indenture (each as in effect on the Closing Date), (c) the 2017 Indenture and any agreement entered into to refinance all or any part of the 2017 Notes (but only to the extent the consensual encumbrances or restrictions contained therein that limit the actions described in (A) – (D) above are no more restrictive with respect to such actions than the 2017 Indenture if less than all of the 2017 Notes will be refinanced), (d) the ABL Loan Documents, (e) any instrument governing Indebtedness or Equity Interests of a Person acquired by any Loan Party or any of the Loan Parties’ Subsidiaries as in effect at the time of (and not in anticipation of) such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and/or any of its Subsidiaries, or the property or assets of the Person and/or any of its Subsidiaries, so acquired, (f) any instrument governing Indebtedness incurred in connection with a Permitted Acquisition, (g)(x) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the Ordinary Course of Business, (y) net worth provisions in leases and other agreements and (z) provisions restricting cash or other deposits in agreements entered into by each Loan Party or any Subsidiary of such Loan Party in the Ordinary Course of Business, (h) mortgage financings, purchase money obligations and Capital Lease Obligations that impose restrictions on the property owned or leased, (i) any agreement for the sale or other disposition permitted by this Agreement of the Equity Interests or all or substantially all of the property and assets of a Subsidiary of any Loan Party that restricts distributions by that Subsidiary pending its sale or other disposition, (j) Permitted Liens, (k) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the Ordinary Course of Business, (l) customary encumbrances or restrictions contained in agreements in connection with Hedge Agreements or Bank Product Obligations permitted under this Agreement, (m) customary provisions contained in leases or licenses of Intellectual Property and other agreements, in each case, entered into in the Ordinary Course of Business, or (n) any consensual encumbrance or restriction of any kind existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (m), or in this clause (n) (provided that the terms and conditions of any such consensual encumbrance or restriction of any kind that limit the actions described in (A) – (D) above are no more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented).

7.	LIMITATIONS ON PERNIX HOLDCO 1, PERNIX HOLDCO 2 AND PERNIX HOLDCO 3.

 Notwithstanding anything to the contrary herein:

7.1.            Pernix Holdco 1, Pernix Holdco 2, Pernix and Holdco 3 shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrowers.

7.2.            Each of Pernix Holdco 1, Pernix Holdco 2, and Pernix Holdco 3 shall not become liable for any material obligations or hold any material assets (other than the Equity Interests of its Subsidiaries) other than as necessary to perform its obligations under (A) the 2017 Note Purchase Documents, (B) the Treximent Indenture and (C) the Loan Documents.

7.3.            Pernix Acquisition Corp. I shall not become liable for any material obligations or hold any material assets.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.            Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2.            Covenants. If any Loan Party or any of its Subsidiaries:

(a)                fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely with respect to any Borrower’s existence and good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.14, 5.17 or 5.19 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)               fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than with respect to any Borrower’s existence and good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, or 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)                fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3.            Judgments. If one or more final judgments for the payment of money involving an aggregate amount of $3,000,000 or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect or (b) enforcement proceedings are commenced upon such judgment;

8.4.            Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries, or any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

8.5.            Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) such Insolvency Proceeding remains undismissed and unstayed for a period of 30 consecutive calendar days, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.            Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $3,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder (after giving effect to any notice or lapse of time if required thereunder), (b) an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $3,000,000 or more or (c) the occurrence of an “Event of Default” under and as defined in any Treximet Note Purchase Document, any 2015 Note Purchase Document, any 2017 Note Purchase Document, any 2017 Term Facility Document or any other Material Debt Document;

8.7.            Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.            Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9.            Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Collateral Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or (b) as the result of the failure of Agent to maintain possession of any Collateral actually delivered to it;

8.10.        Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or any Loan Party or any of its Subsidiaries shall challenge the enforceability of any material provision of any Loan Document in writing or shall assert in writing that any material provision of any such Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its or their terms (other than by reason of the payment in full of the Obligations or any other termination of any Loan Document in accordance with the terms thereof); or the Liens on any material portion of the Collateral purported to be created under any of the Loan Documents shall cease to be, or shall be asserted in writing by any Loan Party or any of its Subsidiaries not to be, a valid and perfected Lien in such material portion of the Collateral, with the priority required pursuant to this Agreement; or

8.11.        Change in Control. A Change in Control shall occur.

9.	RIGHTS AND REMEDIES.

9.1.            Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, with the consent of the Required Lenders and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)               declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)                exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including

Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2.            Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.        Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2.        The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers, except to the extent such loss, damage or destruction is determined by a final non-appealable judgment of a court of competent jurisdiction to have directly resulted from the Agent’s and Lender’s gross negligence or willful misconduct.

10.3.        Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent in its capacity as such) incurred in advising, structuring, drafting, reviewing or administering the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c)

in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (i) the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (ii) a willful and material breach by an Indemnified Party of its obligations under this Agreement. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or any Borrower:	Pernix Therapeutics Holdings, Inc.

10 North Park Place, Suite 201 Morristown, NJ 07960
Attn: General Counsel
Fax No.: (862) 260-8752

with copies to:	Davis Polk & Wardwell, LLP
450 Lexington Avenue
New York, New York 10017
Attn: Jinsoo Kim
Fax Number: (212) 450-5800

If to Agent:	Cantor Fitzgerald Securities
110 E. 59th Street
New York, NY 10022

Attn: Nils Horning
Fax No.: (212) 829-1180

with copies to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Sarah M. Ward
Fax Number: (917) 777-2126

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)               THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)               EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                CONSENT TO SERVICE OF PROCESS. EACH FOREIGN LOAN PARTY HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS PARENT AS ITS AGENT FOR SERVICE OF PROCESS AT ITS OFFICES LOCATED AT 10 NORTH PARK PLACE, SUITE 201 MORRISTOWN, NJ 07960 (OR SUCH OTHER OFFICE OF PARENT LOCATED IN THE UNITED STATES AND NOTIFIED TO AGENT AND THE LENDERS IN WRITING FROM TIME TO TIME FOR PURPOSES OF THIS SECTION 12(F) AT LEAST TEN (10) BUSINESS DAYS PRIOR TO THE EFFECTIVENESS OF SUCH CHANGE IN OFFICES FOR PURPOSES OF THIS SECTION 12(F)) TO ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS, NOTICES OR OTHER DOCUMENTS THAT MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING RELATING HERETO IN ANY NEW YORK COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.        Assignments and Participations.

(a)                (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)              Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten (10) Business Days after having received notice thereof; and

(B)              Agent, Swing Lender, and Issuing Bank.

(ii)               Assignments shall be subject to the following additional conditions:

(A)              no assignment may be made to a natural person,

(B)              no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)              the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $1,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $1,000,000),

(D)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(E)               the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(F)               unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(G)              the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)               From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents (and for the avoidance of doubt, shall have no greater rights under Section 16 than the assigning Lender), and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15, Section 16 and Section 17.9(a).

(c)                [Reserved].

(d)               Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(f)                In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.

(g)                Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

13.2.        Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to

Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.        Amendments and Waivers.

(a)                No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                 increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate Section 2.4(c),

(ii)               postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)             reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)             amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)               amend, modify or eliminate Section 3.3,

(vi)             amend any provisions in Section 15.11 that relate to release of Agent’s Liens,

(vii)           other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(viii)         amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix)             contractually subordinate any of Agent’s Liens (unless otherwise expressly permitted under this Agreement),

(x)               other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(xi)             amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii) or Section 2.4(f),

(b)               No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)                No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c);

(d)               No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders; and

(e)                No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders.

Anything in this Section 14.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2.        Replacement of Certain Lenders.

(a)                If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)               Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3.        No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.        Appointment and Authorization of Agent. Each Lender hereby designates and appoints Cantor Fitzgerald Securities as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents which shall be ministerial and administrative in nature. Without limiting the generality of the foregoing, the Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability with respect to which it is not indemnified or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any debtor relief law applicable to any Defaulting Lender; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right, but not the duty (to the extent exercise of the following would constitute the taking of a discretionary action or the exercise any discretionary powers), to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.        Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact (each, a “Sub-Agent”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent and any such Sub-Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 15 shall apply to any such Sub-Agent and to the Related Parties of the Agent and any such Sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities under this Agreement as well as activities as such Agent. Agent shall not be responsible for the negligence or conduct of any Sub-Agent that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.        Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries, (ii) any statement, warranty or representation made by any other Person in or in connection with this Agreement or any other Loan Document, (iii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Guaranty and Security Agreement, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

15.4.        Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, and shall not incur any liability for relying upon, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.        Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent in writing by the Loan Parties or a Lender. Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

15.6.        Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.        Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses (limited, in the case of legal fees and expenses, to reasonable and documented fees and expenses of one counsel to the Agent, any Sub-Agent and the Lenders (taken as a whole) in each material or relevant jurisdiction (unless (x) a conflict or potential conflict exists as determined in the reasonable judgment of any such party in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected parties shall be covered, (y) special regulatory counsel is necessary as determined in the reasonable judgment of the Agent or the Required Lenders, in which case the fees and expenses of such regulatory counsel shall be covered or (z) an Event of Default exists)), fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Agent-Related Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.        Agent in Individual Capacity. Cantor Fitzgerald Securities and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Cantor Fitzgerald Securities were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Cantor Fitzgerald Securities or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Cantor Fitzgerald Securities in its individual capacity, to the extent Cantor Fitzgerald Securities is party hereto as a Lender at the relevant time of determination.

15.9.        Successor Agent. Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Administrative Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.

(a)                The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that (x) the sale or disposition is permitted under Section 6.4 and (y) following such sale or disposition, such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or any of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement and such property no longer constitutes Collateral and is not required to be pledged as Collateral pursuant to this Agreement or the other Loan Documents, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral expressly permitted to be released pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Collateral Lien on such property if such Permitted Collateral Lien secures Permitted Purchase Money Indebtedness.

(b)               Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.

(a)                Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)               If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)                is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)               expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)               agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)                without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

16.	WITHHOLDING TAXES.

16.1.        Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Without any duplication of any other obligation under this Section 16.1, Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 14.2).

16.2.        Exemptions.

(a)                If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) executed originals or copies thereof (in number of copies as shall be required by the recipient) of the relevant following document(s) before receiving its first payment under this Agreement, as applicable:

(i)                 if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);

(ii)               if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;

(iii)             if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)             if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);

(v)               a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or

(vi)             a properly completed form or forms, and other required documentation as may be required to claim an exemption from any withholding tax imposed under FATCA.

(b)               Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In addition, any Lender or Participant, shall deliver such other documentation prescribed by applicable law or reasonably requested by any Borrower or Agent as will enable such Borrower or Agent to determine whether or not such Lender or Participant is subject to backup withholding or information reporting requirements.

(c)                If a Lender or Participant is entitled to claim an exemption from applicable withholding tax in any jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify Agent (or, in the case of a Participant, notify the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)               If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to notify the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee will provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3.        Reductions.

(a)                If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax (subject to the third sentence of Section 16.1). If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)               If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.        Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable

Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.

Subject to Section 16.2(d), nothing in this Section 16 shall be construed as creating any obligations of Borrowers to any Participant or any rights in favor of any Participant against Borrowers.

17.	GENERAL PROVISIONS.

17.1.        Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.        Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.        Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.        Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.        Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.        Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer,”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9.        Confidentiality.

(a)                Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)               Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

(d)               During the course of field examinations and other visits, inspections, examinations and discussions, representatives of the Agent and the Lenders may encounter individually identifiable healthcare information as defined under HIPAA, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”). The Loan Party maintaining such Confidential Healthcare Information shall, consistent with HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purposes.

17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11.    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13.    Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	PERNIX THERAPEUTICS HOLDINGS, INC.

	By:	/s/ John A. Sedor
Name: John A. Sedor
Title: CEO

MACOVEN PHARMACEUTICALS, L.L.C.

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

PERNIX THERAPEUTICS, LLC

By:	/s/ John A. Sedor
Name: John A. Sedor
Title: Manager

CYPRESS PHARMACEUTICALS, INC.

By:	/s/ K.R. Pina
Name: Kenneth R. Pina
Title: Sr. VP & Corporate Secretary

GAINE, INC.

By:	/s/ K.R. Pina
Name: Kenneth R. Pina
Title: Sr. VP & Corporate Secretary

[Signature Page to Credit Agreement]

RESPICOPEA INC.

By:	/s/ K.R. Pina
Name: Kenneth R. Pina
Title: Sr. VP & Corporate Secretary

HAWTHORN PHARMACEUTICALS, INC.

By:	/s/ K.R. Pina
Name: Kenneth R. Pina
Title: Sr. VP & Corporate Secretary

PERNIX SLEEP, INC.

By:	/s/ K.R. Pina
Name: Kenneth R. Pina
Title: Sr. VP & Corporate Secretary

[Signature Page to Credit Agreement]

AGENT:	CANTOR FITZGERALD SECURITIES
	By:	/s/ James Bond
Name: James Bond
Title: Chief Operating Officer

[Signature Page to Credit Agreement]

LENDERS:	1992 MSF International Ltd.

BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, AS TRADING MANAGER,

	By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

	By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

1992 MSF International Ltd.

BY: HIGHBRIDGE CAPITAL MANAGEMENT, LLC, AS TRADING MANAGER,

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

By:	/s/ Jason Hempel
Name: Jason Hempel
Title: Managing Director

[Signature Page to Credit Agreement]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“2015 Indenture” means that certain Indenture dated as of April 22, 2015 by and among Parent and 2015 Note Purchase Trustee, governing the 4.25% Convertible Notes due 2021 issued by Parent, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2015 Note Purchase Creditors” means 2015 Note Purchase Investors and 2015 Note Purchase Trustee, collectively.

“2015 Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Parent to one or more of the 2015 Note Purchase Creditors evidenced by or arising under one or more of the 2015 Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“2015 Note Purchase Documents” means the 2015 Securities Purchase Agreement, the 2015 Indenture, the Notes (as such term is defined in the 2015 Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by Parent with, to or in favor of 2015 Note Purchase Creditors in connection with or related to the 2015 Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2015 Note Purchase Investors” has the same meaning as “Holders” in the 2015 Indenture.

“2015 Note Purchase Trustee” has the same meaning as “Trustee” in the 2015 Indenture.

“2015 Securities Purchase Agreement” means, individually and collectively, those certain Note Purchase Agreements entered into by and between Parent and each investor party thereto in connection with the issuance of the “Notes” (as such term is defined in the 2015 Indenture).

“2017 Exchange Agreement” means the exchange agreement entered into as of July 20, 2017 among Pernix Ireland Pain, as issuer of the new exchangeable notes referred to therein, the guarantors party thereto and the holders of the existing notes referred to therein party thereto, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Indenture” means that certain Indenture dated as of the Closing Date by and among Pernix Ireland Pain and 2017 Note Purchase Trustee, as may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Note Purchase Creditors” means 2017 Note Purchase Investors and 2017 Note Purchase Trustee, collectively.

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“2017 Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Parent or any of its Subsidiaries that are guarantors of the 2017 Notes to one or more of the 2017 Note Purchase Creditors evidenced by or arising under one or more of the 2017 Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“2017 Note Purchase Documents” means the 2017 Exchange Agreement, the 2017 Indenture, the Notes (as such term is defined in the 2017 Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by Parent or any of its Subsidiaries with, to or in favor of 2017 Note Purchase Creditors in connection with or related to the 2017 Exchange Agreement or the 2017 Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“2017 Note Purchase Investors” has the same meaning as “Holders” in the 2017 Indenture.

“2017 Note Purchase Trustee” has the same meaning as “Trustee” in the 2017 Indenture.

“2017 Notes” means “Notes” as such term is defined in the 2017 Indenture.

“2017 Term Facility” means that certain Credit Agreement, dated as of the Closing Date, by and among Pernix Ireland Pain, the lenders party thereto from time to time and Cantor Fitzgerald Securities, as agent, as may be amended, restated, modified, supplemented, renewed or replaced from time to time in accordance with the terms of the Agreement.

“2017 Term Facility Creditors” means the lenders and agent under the 2017 Term Facility.

“2017 Term Facility Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by Pernix Ireland Pain and its Subsidiaries to one or more of the 2017 Term Facility Creditors evidenced by or arising under one or more of the 2017 Term Facility Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising.

“2017 Term Facility Documents” means the 2017 Term Facility, the related guarantee and security agreement and all other agreements, documents and instruments at any time executed and/or delivered by Pernix Ireland Pain or any of its Subsidiaries with, to or in favor of the 2017 Term Facility Creditors in connection therewith or related thereto, as each of the foregoing may be amended, restated, modified, supplemented, renewed or replaced from time to time in accordance with the terms of the Agreement.

“Acceptable Entity” means any Person that is (a) a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, or (b) a corporation or an entity treated as a corporation for U.S. federal income tax purposes organized and existing under the laws of Bermuda, the Netherlands, Belgium, Switzerland,

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Luxembourg, the Republic of Ireland, Canada, the United Kingdom, Sweden, Denmark or any other jurisdiction acceptable to the Required Lenders.

“Account” means an account (as that term is defined in the Code), including all health-care insurance receivables (as that term is defined in the Code).

“Account Debtor” means “account debtor”, as defined in Article 9 of the Code, and any other Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Target or any of its Subsidiaries whose assets or Equity Interests are acquired by an Acquisition Subsidiary after the Closing Date in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property and is only secured by such Equipment, Real Property or other assets acquired or leased pursuant to such Indebtedness and proceeds thereof, (b) was in existence prior to the date of such Permitted Acquisition, (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (d) no Loan Party or “Credit Party” (as defined in the 2017 Indenture) guarantees, grants a Lien on its assets to secure or is otherwise obligated on such Indebtedness (other than the relevant Target and any of its Subsidiaries, in any such case, to the extent such Persons guaranteed or were otherwise obligated on such Indebtedness prior to the acquisition of the Target by the relevant Acquisition Subsidiary), and (e) such Indebtedness is not secured by liens on any material Intellectual Property.

“Acquisition Indebtedness” means Indebtedness of an Acquisition Subsidiary or any Target or any of Target’s Subsidiaries whose assets or Equity Interests are acquired by such Acquisition Subsidiary after the Closing Date in a Permitted Acquisition; provided, that such Indebtedness (a) is incurred to finance all or a portion of the Purchase Price in connection with such Permitted Acquisition and is only secured by assets of such Acquisition Subsidiary acquired in such Permitted Acquisition, assets of such Target and such Target’s Subsidiaries and proceeds thereof, (b) no Loan Party or “Credit Party” (as defined in the 2017 Indenture) guarantees, grants a Lien on its assets to secure or is otherwise obligated on such Indebtedness (other than such Acquisition Subsidiary, such Target and such Target’s Subsidiaries), and (c) such Indebtedness is not secured by liens on any material Intellectual Property (other than Liens securing the 2017 Term Facility Debt).

“Acquisition Subsidiary” means any direct Subsidiary of Pernix Ireland Pain that is (i) formed to consummate a Permitted Acquisition and (ii) an Acceptable Entity; provided that such Acquisition Subsidiary will be subject to Section 5.11 of the Agreement and shall become a Guarantor pursuant to the terms thereof.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

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“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates and the officers, directors, employees, attorneys, partners, trustees, administers, managers, advisors, representative, Sub-Agents and agents of Agent, its Affiliates and any Sub-Agent.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

“Agent’s Liens” means the Liens granted by each Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“AmeriSource” means AmerisourceBergen, Inc.

“Anti-Terrorism Laws” means any laws of the United States relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Applicable Margin” means, as of any date of determination, (i) with respect to Base Rate Loans, 6.50% per annum and (ii) with respect to LIBOR Rate Loans, 7.50% per annum.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to accelerate all or any part of the Obligations pursuant to Section 9.1 of the Agreement, or to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Asset Sale” means any sale, lease, conveyance, abandonment, license, transfer, assignment or other disposition of any property or assets (whether in one transaction or a series of related transactions) by Parent or any of its Subsidiaries.

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“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or one of its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, on any day, an annual rate of interest equal to the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate last

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quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA for which any Loan Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)       85% of the sum of (i) (A) the amount of Eligible Accounts, less (B) the amount, if any, of the Dilution Reserve, less (C) the amount, if any, of Receivables Reserve, less (D) the Credit and Unapplied Collection Amount, plus (ii) to the extent approved by Agent in its Permitted Discretion upon request by Parent, certain Eligible Unbilled Accounts, plus

(b)       the lowest of

(i)       $12,500,000,

(ii)       the lesser of (A) the product of 80% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time, and (B) the product of 75% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value

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(calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory at such time, and

(iii)       the product of 40% multiplied by the amount calculated pursuant to clause (a)(i) above, minus

(c)       the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement (other than the Receivables Reserve); provided that for the period from the Closing Date until the date on which a Borrowing Base Certificate is delivered, or is required to be delivered, pursuant to Schedule 5.2 for the first month ended after the Closing Date, “Borrowing Base” shall mean the “Borrowing Base” as set forth in that certain borrowing base certificate for the month ended May 31, 2017 delivered under the Existing Credit Facility.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 to the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cardinal” means Cardinal Health, Inc.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d)

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above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) or any entity substantially all of the assets of which consist of stock of controlled foreign corporations.

“Change in Control” means that:

(a)        any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 49% or more of the combined voting power of all Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent;

(b)        any Person or two or more Persons, in each case, other than the Permitted Holders, acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of Parent on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 49% or more of the combined voting power of such Equity Interests;

(c)        during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of such Board of Directors are not Continuing Directors;

(d)        Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party; or

(f)       the occurrence of any “Change in Control” or “Fundamental Change” as defined in the 2015 Note Purchase Documents, the 2017 Note Purchase Documents, the Treximet Note Purchase Documents, the ABL Loan Documents or any other Material Debt Documents.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, directive or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment, directive or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline, directive or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign

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regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Claim” has the meaning specified therefor in Section 11 of the Agreement.

“Closing Date” means July 21, 2017.

“CMS” means The Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services, and any Governmental Authority successor thereto.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Liens on any Collateral is governed by the Uniform Commercial Code (or similar code or statute) as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code (or similar code or statute) as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all collections, wire transfers, electronic funds transfers and other cash of the Loan Parties.

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer or principal accounting officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Indebtedness of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) to make take-or-pay or similar payments if

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required regardless of nonperformance by any other party or parties to an agreement; or (d) for any obligations of another Person pursuant to any guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guaranteed or otherwise supported.

“Continuing Directors” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of Parent after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors of Parent by a majority of the Continuing Directors.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyrights” means any and all rights in any works of authorship, including (a) copyrights and moral rights, (b) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 4.5 to the Agreement, (c) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (e) the right to sue for past, present, and future infringements thereof, and (d) all rights corresponding thereto throughout the world.

“Core Assets” means the Silenor Assets and the Generics Assets.

“Credit and Unapplied Collection Amount” means, at any time, the sum of (a) any credit charges of any Account Debtors of Eligible Accounts that are aged greater than 120 days from the date goods are shipped or services provided and (b) any collections that have been received by a Borrower but have not yet been applied to the invoice.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver,

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conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means each Deposit Account of Borrowers identified on Schedule D-1 to the Agreement (or such other Deposit Account of a Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“DESI Program Products” means Products subject to regulation under the FDA’s Drug Efficacy Study Implementation program.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior six (6) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition Threshold” means the Net Cash Proceeds received from one or more Asset Sales or Non-Exclusive Licenses in an aggregate amount of up to $1,500,000. For the avoidance of doubt, such amount shall be cumulative, shall not reset and shall apply to any Asset Sale or Non-Exclusive License.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

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“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Earn-Outs” shall mean unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including milestone payments, earn-out payments, performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the Target.

“EBITDA” means, for the applicable Test Period:

(a)       Parent’s consolidated net earnings (or loss),

minus

(b)       without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)       any extraordinary, unusual, or non-recurring gains,

(ii)       interest income,

(iii)       exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(iv)       income arising by reason of the application of ASC 805,

plus

(c)       without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)       any extraordinary, unusual, or non-recurring losses,

(ii)       the aggregate interest expense determined on a consolidated basis in accordance with GAAP,

(iii)       tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)       depreciation and amortization for such period,

(v)       with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Parent or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 180 days of the consummation of such Permitted Acquisition,

(vi)       with respect to any Permitted Acquisitions after the Closing Date: (1) purchase accounting adjustments, including a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income)

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recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Parent’s independent auditors, in each case, as determined in accordance with GAAP,

(vii)       fees, costs, charges and expenses, in respect of Earn-Outs incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of ASC 805 to be and are expensed by Parent and its Subsidiaries,

(viii)       non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(ix)      one-time restructuring charges incurred in the Ordinary Course of Business, reserves or expenses, deducted in the determination of net earnings for such period,

(x)       non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(xi)      non-cash gains or losses on the fair value of Hedge Agreements,

(xii)     non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(xiii)    non-recurring product launch costs, litigation costs outside of the Ordinary Course of Business and transaction costs related to the Transactions deducted in the determination of net earnings for such period,

(xiv)    all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness of Parent and its Subsidiaries deducted in the determination of net earnings for such period,

(xvi)    losses (or minus gains) from Asset Sales included in the determination of net income for such Test Period (excluding sales, expenses or losses related to current assets), and

(xvii)   non-recurring expenses incurred in connection with Permitted Acquisitions and Asset Sales deducted in the determination of net income for such period;

in each case, determined on a consolidated basis in accordance with GAAP.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to

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address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date; provided, further that prior to any such revision Agent shall use commercially reasonable efforts to provide at least three (3) Business Days’ prior written notice to the Administrative Borrower, which notice shall include a reasonably detailed description of such criteria being changed (during which period (a) the Agent shall, if requested, discuss any such Reserve or change with the Administrative Borrower and (b) the Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Agent) (it being understood and agreed that the failure to provide such notice shall not result in the delay or ineffective of any such revision). In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances and rebates. Eligible Accounts shall not include the following:

(a)       Accounts that the Account Debtor has failed to pay within 120 days of original invoice date,

(b)       Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)       Accounts with respect to which the Account Debtor is a natural person, an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)       Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)       Accounts that are not payable in Dollars,

(f)       Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)       Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)       Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment, chargeback, rebate, or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment, chargeback, rebate, setoff, or dispute, (but solely to the extent such claim, right of recoupment, chargeback, rebate, setoff, or dispute has not been covered by a Reserve),

(i)       With respect to Accounts for which Cardinal, McKesson or AmeriSource or any of their respective Affiliates is the Account Debtor (and solely to the extent that the long-term credit

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rating of Cardinal, McKesson or AmeriSource, as applicable, is at least “BBB-” from S&P and at least “Baa3” from Moody’s), Accounts to the extent that such Account, together with all other Accounts owing by the respective Account Debtor and its Affiliates exceed (x) in the case of Cardinal, forty percent (40%), (y) in the case of McKesson, fifty percent (50%) and (z) in the case of AmeriSource, forty-five percent (45%) of all Eligible Accounts, provided that if any of Cardinal, McKesson or AmeriSource does not have at least the long-term credit rating set forth herein, then the limitation set forth in clause (j) below shall be applicable to such Account Debtor;

(j)       Accounts (other than Accounts for which Cardinal, McKesson, AmeriSource or any of their respective Affiliates is the Account Debtor and only if the long-term credit rating of Cardinal, McKesson or AmeriSource, as applicable, is at least “BBB-” from S&P and at least “Baa3” from Moody’s) with respect to an Account Debtor whose total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(k)       Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)       Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)       Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(n)       Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, provided, that in the Permitted Discretion of Agent at the request of Parent, certain Eligible Unbilled Accounts may constitute Eligible Accounts notwithstanding that such Accounts have not been billed to the applicable Account Debtor as described in this clause (n),

(o)       Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)       Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or

(q)       Accounts owned by a Target, until the completion of an appraisal and field examination (or such other diligence as Agent shall require) with respect to such Target, in each case, reasonably satisfactory to Agent (which appraisal and field examination or diligence may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Inventory” means Inventory of a Borrower that is first quality finished goods that are packaged for commercial distribution and held for sale in the ordinary course of Borrowers’ business, that complies with each of the representations and warranties respecting Eligible Inventory

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made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date; provided, further that prior to any such revision Agent shall use commercially reasonable efforts to provide at least three (3) Business Days’ prior written notice to the Administrative Borrower, which notice shall include a reasonably detailed description of such criteria being changed (during which period (a) the Agent shall, if requested, discuss any such Reserve or change with the Administrative Borrower and (b) the Administrative Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change to eligibility standards, in each case in a manner and to the extent reasonably satisfactory to the Agent) (it being understood and agreed that the failure to provide such notice shall not result in the delay or ineffectiveness of any such revision). In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices and the most recent appraisals of such Inventory obtained by Agent. An item of Inventory shall not be included in Eligible Inventory if:

(a)       a Borrower does not have good, valid, and marketable title thereto,

(b)       a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),

(c)       it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement (or in-transit from one such location to another such location);

(d)       it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement),

(e)       it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, or a Landlord Reserve is in effect for such location, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f)       it is the subject of a bill of lading or other document of title,

(g)      it is not subject to a valid and perfected first priority Agent’s Lien,

(h)      it consists of goods returned or rejected by a Borrower’s customers or that are subject to a recall,

(i)        it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment

(j)       it is subject to third party trademark, patent, copyright, licensing or other proprietary rights, unless Agent is satisfied that (1) such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, and (2) no change of control or other event has arisen under the terms of any applicable agreement that would permit the owner, licensor or grantor of any such trademark, patent, copyright, licensing or other proprietary rights to

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terminate the rights of Borrowers with respect thereto; provided, however, that Inventory consisting of the Khedezla product in an amount not to exceed $750,000 in the aggregate shall not be ineligible pursuant to this clause (j),

(k)       it is subject to Intellectual Property or a license of Intellectual Property pledged to secure Indebtedness owed to any other creditor, including the Treximet Note Debt, unless (1) Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite the rights of such creditors, including after foreclosure and (2) with respect to any such Intellectual Property or license of Intellectual Property acquired after the Closing Date, such creditors or their representative have expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement),

(l) it does not consist of medical devices (as such term is defined in the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.),

(m)       it is not in compliance with all Health Care Laws and standards imposed by the FDA or any other Governmental Authority having regulatory authority over such Inventory, its use or sale,

(n)       it is perishable, live or is 90 days or less from its date of expiration,

(o)       it is classified as controlled substances or as pharmaceuticals that (i) require a specialized license not customarily obtainable from the U.S. Drug Enforcement Agency or other federal, state or local authority to sell or dispose of, or (ii) the Agent is prohibited by law from selling or otherwise disposing of, or

(p)       it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination (or such other diligence as Agent shall require) of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; or (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000 or the foreign currency equivalent thereof; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

“Eligible Unbilled Accounts” means Accounts that otherwise qualify as Eligible Accounts except that an invoice, statement or other billing document has not been sent to the applicable Account Debtor; provided, that any such Account shall cease to be an Eligible Unbilled Account on the date that (a) an invoice, statement or other billing document is sent to the applicable Account Debtor or

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(b) is more than 15 days after the most recent date on which goods or products were on which provided by a Borrower.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, investigation, judgment, letter, or other written communication, or any litigation or judicial or administrative proceeding, from or involving any Governmental Authority or any third party, involving violations of Environmental Laws by any Borrower or any Subsidiary of any Borrower, or releases of Hazardous Materials (a) from or to any assets or properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses to any properties of any Borrower or any Subsidiary of any Borrower or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, rights to purchase, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided that “Equity Interests” shall not include any debt securities convertible into or exchangeable for any securities otherwise constituting Equity Interests pursuant to this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any and all rules or regulations promulgated from time to time thereunder, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or their respective Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of their respective Subsidiaries is a member under IRC Section 414(m), or (d)

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solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of their respective Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of their respective Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time, and the rules and regulations promulgated thereunder.

“Excluded Swap Obligation” has the meaning set forth in the Security Agreement.

“Excluded Taxes” means (i) any tax imposed on the net income (however denominated) or net profits of any Lender or any Participant (including any branch profits or franchise taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the law (and the applicable withholding rate) in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), excluding any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (iv) any United States federal withholding taxes imposed under FATCA.

“Excess Proceeds” means the aggregate Net Cash Proceeds received by the Loan Parties or any of their Subsidiaries from one or more Non-Exclusive Licenses in excess of the Disposition Threshold.

“Existing Credit Facility” means that certain Credit Agreement, dated as of August 21, 2015, by and among the Borrowers, the lenders party thereto from time to time and Wells Fargo, N.A., as agent, as amended, restated, modified or supplemented prior to the Closing Date.

“fair market value” means, at the time of any given transaction, with respect to any asset or property, the price (after taking into account any liabilities related to such asset or property) that could be negotiated in an arm’s length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, including any applicable intergovernmental agreement with respect thereto.

“FDA” means the U.S. Food and Drug Administration and any Governmental Authority successor thereto.

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Loan Party” means any Loan Party organized or incorporated under the laws of a jurisdiction outside of the United States.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Generics Assets” means the Products listed on Schedule G-1 to the Agreement.

“Glaxo LLC” means GlaxoSmithKline, LLC.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, constitution, by-laws, or other organizational documents of such Person.

“Government Drug Rebate Program” means, collectively, the Medicaid Drug Rebate Program with CMS and any individual state drug rebate program administered by any State.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank). The term “Governmental Authority” shall further include any institutional review board, ethics committee, data monitoring committee, or other committee or entity with defined authority to oversee Regulatory Matters or any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws.

“Grantors” means, collectively, the Borrowers and the other Grantors (as defined in the Guaranty and Security Agreement).

“GSK” means, collectively, Glaxo Group Limited, Glaxo LLC, GlaxoSmithKline Intellectual Property Holdings Limited and GlaxoSmithKline Intellectual Property Management Limited.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i)

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to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided, that the term “Guarantee” does not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means (i) Pernix Ireland Pain and any Subsidiary of Pernix Ireland Pain, (ii) Pernix Ireland, (iii) Pernix Holdco 1, Pernix Holdco 2 and Pernix Holdco 3 and (iv) each Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided, that no CFC shall be required to be a Guarantor other than in accordance with Section 5.11 of the Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent. For the avoidance of doubt, it is understood and agreed that the guarantee provided by Pernix Ireland Pain, any of its Subsidiaries, Pernix Ireland, Pernix Holdco 1, Pernix Holdco 2 and Pernix Holdco 3 pursuant to the Guaranty and Security Agreement shall be on an unsecured basis.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Health Care Laws” means all Requirements of Law relating to (a) fraud and abuse (including the following statutes, as amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated from time to time thereunder: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); and Sections 1320a-7 and 1320a-7a and 1320a-7b of Title 42 of the United States Code); (b) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (c) any Government Drug Rebate Program, (d) all statutes and regulations administered by the FDA or any comparable Governmental Authority, including but not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (e) the Physician Payments Sunshine Act; (f) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (g) patient health care; (h) quality, safety certification and accreditation standards and requirements; (i) HIPAA; (j) certificates of operations and authority; (k) laws regulating the provision of free or discounted care or services; and (l) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all permits, licenses, authorizations, certificates, certificates of need, as well as accreditations and plans of third-party accreditation agencies (such as the

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Joint Commission for Accreditation of Healthcare Organizations) that are (a) necessary to enable any Loan Party to continue to conduct its business as it is conducted on the Closing Date, or (b) required under any Health Care Law or the business affairs, practices, licensing or reimbursement entitlements of any Loan Party.

“Health Care Proceeding” means any inquiries, investigations, probes, audits, hearings, litigation or proceedings (in each case, whether civil, criminal, administrative or investigative) concerning any alleged or actual non-compliance by any Loan Party with any Health Care Laws or the requirements of any Health Care Permit.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest, commodity prices or currency exchange rates and not for speculative purposes.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates.

“HIPAA” means (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, in each case as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Inactive Subsidiaries” means (in each case, so long as they are not engaged in any business or commercial activities and do not own or maintain any assets) each of Pernix Acquisition Corp. I, a Delaware corporation and Pernix Manufacturing, LLC, a Texas limited liability company, and any Subsidiary of the foregoing.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets or services, due more than 180 days after such assets are acquired or such services are contemplated (other than trade payables incurred in the Ordinary Course of Business and repayable in accordance with customary trade practices), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, (h) solely for purposes of calculating the Total Leverage Ratio, “earnouts” and similar payment obligations (but only at such time and to the extent such obligation is required to be included as a liability on the balance sheet of such Person in accordance with GAAP of such Person arising out of purchase and sale contracts), (i) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (h) above and (j) off-balance sheet liabilities, liabilities under any ERISA plan that is subject to

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Section 412 of the Code or Title IV of ERISA and/or Multiemployer Plan liabilities of such Person. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means any Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of Borrowers under any Loan Document.

“Initial Lenders” means, collectively, at any time of determination, (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), other than any such Person who is no longer party to the Agreement as a Lender at the relevant time of determination, (b) any other Lender that, at the relevant time of determination, is an Affiliate of any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date, (c) any other Lender that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, and (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal or other applicable bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, examinership, arrangement, or other similar relief, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of such Person or any substantial part of its properties.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, rights under Patent Licenses, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to the Required Lenders.

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“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the Ordinary Course of Business, to the extent such advances would not be required to be classified as investments on a balance sheet prepared in accordance with GAAP and (b) bona fide accounts receivable arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IP Subsidiaries” means Pernix Ireland, Pernix Ireland Pain and any CFC formed after the date hereof to acquire Intellectual Property or licenses of Intellectual Property in any Permitted Acquisition to the extent in compliance with Section 4.20 and 6.14 of the Agreement.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means any Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.

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“Landlord Reserve” means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months’ rent for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) three (3) months’ rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) out-of-pocket costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys and real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

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“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates and the officers, directors, employees, partners, trustees, administers, managers, advisors, representative, attorneys, and agents of such Lender, such Lender’s manager and such Lender’s Affiliates.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

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“LIBOR Rate” means the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below 1.00%, the LIBOR Rate shall be deemed to be 1.00%), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Revolving Loan, Swing Loan or Protective Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, any Borrowing Base Certificate, the Guaranty and Security Agreement, any Additional Document, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, any license or sublicense agreement granted in favor of Agent, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties, taken as a whole, (b) a material impairment of the Loan Parties’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means (a) each contract or agreement related to the Core Assets or the Zohydro Assets to which any Loan Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Loan Party or such Subsidiary of $750,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party or such Subsidiary and other than contracts that by their terms may be terminated by such Loan Party or Subsidiary in the ordinary

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course of its business upon less than 60 days’ notice without penalty or premium), (b) all Patent Licenses (other than immaterial Patent Licenses), (c) any settlement agreement to which any Borrower or Subsidiary is a party involving an amount in excess of $750,000, (d) any agreement with respect to rebates in excess of $750,000 provided for any Inventory of a Borrower or Subsidiary and (e) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” means, collectively, the 2017 Note Purchase Debt, the 2015 Note Purchase Debt, the Treximet Note Purchase Debt and any Indebtedness of the Parent and/or its Subsidiaries involving an aggregate amount of $3,000,000 or more.

“Material Debt Documents” means the 2017 Note Purchase Documents, 2015 Note Purchase Documents, the Treximet Note Purchase Documents and all other agreements, documents, notes, indentures and instruments at any time executed and/or delivered by a Borrower or any other Person evidencing, governing or securing or otherwise related to any other Material Debt, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement.

“Maturity Date” means July 21, 2022.

“Maximum Revolver Amount” means $40,000,000, decreased or increased by the amount of reductions or increases, as the case may be, in the Revolver Commitments made in accordance with Section 2.4(c) or Section 2.14, as applicable, of the Agreement.

“McKesson” means McKesson Corporation.

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, including all state statutes and plans for medical assistance enacted in connection with such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Midrin License” means the license granted to Macoven pursuant to that certain Midrin License, Distribution and Supply Agreement, entered into as of March 25, 2013, as amended, supplemented, rested or otherwise modified from time to time, by and between ECI Pharmaceuticals LLC, a Florida limited liability company and Macoven.

“Minimum Liquidity” means, at any time, the sum of (a) Availability and (b) unrestricted cash and Cash Equivalents of Parent and its Subsidiaries (excluding Pernix Ireland and its Subsidiaries).

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any Subsidiary or any of their respective ERISA

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Affiliates (or any Person who in the last five years was an ERISA Affiliate) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Cash Proceeds” means, with respect to any Asset Sale or Non-Exclusive License, the proceeds of such Asset Sale or Non-Exclusive License in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to principal, but not interest, when received in the form of cash and/or cash equivalents, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of:

(1)      brokerage commissions and other fees and expenses directly related to such Asset Sale or Non-Exclusive License, as applicable, including reasonable and customary fees and expenses of counsel, accountants and investment bankers;

(2)      provisions for taxes as a result of such Asset Sale or Non-Exclusive License, as applicable, without regard to the consolidated results of operations of Parent and its Subsidiaries;

(3)       payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or Non-Exclusive License, as applicable, or to repay Indebtedness (other than the Obligations) outstanding at the time of such Asset Sale or Non-Exclusive License, as applicable, that is secured by a Lien on the property or assets sold, disposed of or subject to such Non-Exclusive License, as applicable, to the extent required to be applied prior to the repayment of the Obligations; and

(4)       appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale or Non-Exclusive License, as applicable, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale or Non-Exclusive License, as applicable, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrowers’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Exclusive License” means the licensing on a non-exclusive basis (including co-promotion arrangements) of patents, trademarks, copyrights, and other Intellectual Property rights in the Ordinary Course of Business that does not materially and adversely affect the business or condition (financial or otherwise) of Parent and any of its Subsidiaries, taken as a whole.

“Notice of Borrowing” has the meaning specified therefor in Section 2.3(a) of the Agreement.

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“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document; provided, however, that the definition of “Obligations” shall not create any guarantee by any Borrower of (or grant of security interest by any Borrower to support, as applicable) any Excluded Swap Obligations of such Borrower for purposes of determining any obligations of any Borrower. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party or Subsidiary, the ordinary course of business of such Loan Party or Subsidiary, as conducted by such Loan Party or Subsidiary in accordance with past practices.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to any Lender or Participant, Taxes imposed as a result of a present or former connection between such Lender or Participant and the jurisdiction imposing such Tax (other than connections arising from such Lender or Participant having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of the Agreement.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Participant Register” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent License” means any license or distribution agreement pursuant to which a Borrower or any of its Subsidiaries is granted rights with respect to Patents for use in connection with the use, sale, manufacture, import, export and/or distribution of any Products.

“Patents” means patents and patent applications, including (a) the patents and patent applications listed on Schedule 4.5, (b) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (d) the right to sue for past, present, and future infringements thereof, and (e) all of rights corresponding thereto throughout the world.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permits” means, with respect to any Person, any permit, approval, clearance, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or Products or to which such Person or any of its property or Products is subject, including all Registrations and all Health Care Permits.

“Permitted Acquisition” means the acquisition by any Acquisition Subsidiary of all (but not less than all) of the Equity Interests of any Person (the “Target”) or any assets of a Person, (a) with the prior written approval of the Required Lenders or (b) subject to the satisfaction of each of the following conditions:  (1) such acquisition shall be consensual, shall have been approved by the Target’s Board of Directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable laws; (2) the business and assets acquired in such acquisition shall be free and clear of all Liens (other than Permitted Liens); (3) at the time of such acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom; (4) the business and assets acquired in such acquisition shall be of the type engaged in or owned by the Loan Parties as of the Closing Date and any business or assets reasonably related thereto; (5) the requirements of Sections 5.11 and 5.12 of the Agreement shall have been satisfied with respect to Target and its Subsidiaries and other assets so acquired; (6) Agent shall have received notice of such acquisition, together with all information and other diligence as it shall reasonably request, including financial information, regulatory information and copies of Patent Licenses being acquired or granted; and (7) the Target and its Subsidiaries (if any) (other than any such Subsidiaries with immaterial assets and liabilities) are Acceptable Entities.

“Permitted Collateral Lien” means, with respect to any asset that constitutes Collateral or is required to constitute Collateral pursuant to any Loan Document, (a) any non-consensual Permitted Lien on such asset that is senior to the Agent’s Lien on such asset by operation of law, and (b) other than with respect to any material Intellectual Property, any Permitted Lien on such asset pursuant to clause (f) or (r) of the definition of “Permitted Liens”, in any such case, only to the extent the existence of such Lien and/or the priority of such Lien over the Agent’s Lien on such asset does not violate or contravene any other provision of the Agreement.

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“Permitted Contingent Obligations” means Contingent Obligations (a) arising in respect of the Indebtedness under the 2017 Note Purchase Documents; (b) resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) pursuant to agreements outstanding on the Closing Date that do not exceed $1,000,000 individually, or $2,500,000 in the aggregate (and including any refinancings, extensions or amendments to the indebtedness underlying such Contingent Obligations except to the extent any such refinancing, extension or amendment increases the amount of the Contingent Obligation relating thereto); (d) incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding; (e) arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets that are Permitted Dispositions; (f) existing or arising under any Hedge Contract, so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, and provided, that such obligations are (or were) entered into by a Loan Party in the Ordinary Course of Business for the purpose of mitigating risks associated with interest rates, commodity prices, currency, liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (g) that are Permitted Investments; (h) that constitute Permitted Indebtedness or are with respect to indebtedness that constitutes Permitted Indebtedness; (i) pursuant to the Zogenix Purchase Agreement as in effect on the date hereof or as amended so long as any amendment is not materially adverse to the interest of the Lender Group; and (j) not permitted by clauses (a) through (i) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a)       sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the Ordinary Course of Business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,

(b)       sales of Inventory to buyers (including without limitation, sales of inventory to Affiliates to the extent permitted pursuant to Section 6.10 of the Agreement) in the Ordinary Course of Business,

(c)       the disposition of Cash Equivalents in the Ordinary Course of Business in a manner that is not prohibited by the terms of the Agreement,

(d)       the entry into Non-Exclusive Licenses; provided that the Borrower will not, and will not permit its Subsidiaries to, enter into any Non-Exclusive License unless the following conditions are met:

(i)        the relevant Loan Party receives consideration at the time of the Non-Exclusive License at least equal to fair market value (determined by Borrower, or, in the case of any Non-Exclusive License valued in excess of $2,500,000, by the Board of Directors of Parent) of such Non-Exclusive License,

(ii)        100% of the consideration consists of cash or Cash Equivalents (it being understood that any deferred payment, milestone payment, royalty payment or other contingent payment in connection with any sale or licensing of Intellectual Property, in each case, to be paid in cash or Cash Equivalents, shall constitute cash consideration for purposes of this clause (ii)), and

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(iii)        the Borrower shall comply with Section 2.4(d)(ii) in connection with such Non-Exclusive License,

(e)       the granting of Permitted Liens,

(f)       the sale or discount, in each case without recourse, of accounts receivable arising in the Ordinary Course of Business, but only in connection with the compromise or collection thereof,

(g)       any involuntary loss, damage or destruction of property of Parent or any Subsidiary,

(h)       any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)       the leasing or subleasing of any real or personal property of Parent or its Subsidiaries in the Ordinary Course of Business,

(j)       the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,

(k)       the lapse or abandonment of patents, trademarks, copyrights, or other Intellectual Property rights, in each case, that are not material and in the Ordinary Course of Business and that is, in the reasonable judgment of the Loan Parties or Parent, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of business of Parent and its Subsidiaries, taken as a whole, so long as, (A) with respect to copyrights, such copyrights are not material revenue generating copyrights and (B) such lapse or abandonment is not materially adverse to the interests of the Lender Group,

(l)       the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)       the making of Permitted Investments,

(n)       so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries (other than any Borrower) to a Loan Party, and (ii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,

(o)       any other disposition (other than a Non-Exclusive License) in a transaction or series of related transactions of assets with a fair market value of less than $150,000,

(p)       dispositions as set forth on Schedule P-1 to the Agreement,

(q)       sales or dispositions of assets for which (i) the relevant Loan Party receives consideration at the time of the sale or disposition at least equal to fair market value (determined by Parent, or, in the case of any assets valued in excess of $2,500,000, by the Board of Directors of Parent) of the assets or Equity Interests issued or sold or otherwise disposed of, (ii) at least 75% of the consideration consists of cash or Cash Equivalents (it being understood that any deferred payment, milestone payment, royalty payment or other contingent payment in connection with any sale or licensing of Intellectual Property, in each case, to be paid in cash or Cash Equivalents, shall constitute cash consideration for purposes of this clause (ii)); provided, that for purposes of this clause (ii), instruments or

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securities received from the purchaser that are promptly, but in any event within 90 days of the closing, converted by such Loan Party to cash, to the extent of the cash actually so received, shall be considered cash received at closing and (iii) the Borrower shall comply with Section 2.4(d)(ii) in connection with such sale or disposition.

“Permitted Holders” means (a) any Person identified as a Lender on the signature pages to the Agreement as of the Closing Date (not including any of their respective assignees that become Lenders from time to time after the Closing Date), regardless of whether or not such Person continues to be party to the Agreement as a Lender at the relevant time of determination, (b) any Affiliate of any Person referred to in clause (a) above, (c) any other Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (i) any Person referred to in clause (a) or (b) above or (ii) an entity or an Affiliate of an entity that administers, advises or manages any Person referred to in clause (a) or (b) above, (d) any fund or investment vehicle that is managed by the same entity that manages a Person identified as a Lender on the signature pages to the Agreement as of the Closing Date and (e) any other Person with which one or more Persons referred to in clauses (a), (b), (c) and/or (d) above forms a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (e), one or more Persons referred to in clauses (a), (b), (c) and/or (d) above beneficially own, directly or indirectly, more than 50% in the aggregate of the relevant voting stock beneficially owned by the group.

“Permitted Indebtedness” means:

(a)                Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)               Indebtedness set forth on Schedule 4.14(a) to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)                Permitted Purchase Money Indebtedness not constituting Indebtedness in connection with a Permitted Acquisition, mortgage financings and capital leases, in an aggregate amount for this clause (c) not to exceed $1,500,000 outstanding at any time (whether in the form of a loan or a lease) used solely to acquire equipment or other assets used in the Ordinary Course of Business and secured only by such equipment or other assets,

(d)               endorsement of instruments or other payment items for deposit in the Ordinary Course of Business,

(e)                trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business,

(f)                Indebtedness, if any, arising under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

(g)                Indebtedness incurred in the Ordinary Course of Business by any Subsidiary of Parent that is not a Loan Party to fund the working capital needs and general corporate purposes of such Subsidiary so long as (i) no Loan Party or “Credit Party” (as defined in the 2017 Indenture) guarantees, grants a Lien on its assets to secure or is otherwise obligated on such Indebtedness, and (ii) such Indebtedness is not secured by liens on any material Intellectual Property; provided that such Indebtedness shall not be provided by any Loan Party or any of the Subsidiaries of any Loan Party,

(h)               Permitted Intercompany Advances;

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(i)                 unsecured Indebtedness in respect of bid, performance, appeal and surety bonds, including guarantees or obligations of the Loan Parties with respect to letters of credit supporting such bid, performance and surety bonds or other forms of credit enhancement supporting performance obligations under services contracts, workers’ compensation claims, self-insurance obligations, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, in each case incurred in the Ordinary Course of Business,

(j)                 unsecured Indebtedness arising from agreements to provide for indemnification, adjustment of purchase price, or other similar obligations, in each case, incurred in connection with Permitted Dispositions subject to the limits set forth in the definition thereof,

(k)               Acquired Indebtedness and Acquisition Indebtedness; provided that the aggregate outstanding amount of all such Indebtedness permitted pursuant to this clause (k) does not exceed $10,000,000,

(l)                 unsecured Indebtedness arising from agreements to provide for milestones and royalty payments, to the extent such obligations are considered Indebtedness under GAAP, incurred in connection with a Permitted Acquisition and subject to the limits set forth in the definition of “Permitted Acquisition”; provided that the only obligor in respect of such Indebtedness is the relevant Acquisition Subsidiary that is the acquirer or investor, as applicable, in such Permitted Acquisition,

(m)             unsecured Indebtedness arising from agreements to provide for indemnification, adjustment of purchase price, Earn-Outs or other similar obligations to which the seller may become entitled, in each case, incurred in connection with a Permitted Acquisition or any other Investment permitted hereby, to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business or assets after the closing; provided, that, (1) at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter and (2) the only obligor in respect of such Indebtedness is the relevant Acquisition Subsidiary that is the acquirer or investor, as applicable, in such Permitted Acquisition or permitted Investment,

(n)               Indebtedness composing Permitted Investments,

(o)               unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the Ordinary Course of Business,

(p)               [reserved],

(q)               Subordinated Indebtedness incurred by a Loan Party, the aggregate outstanding amount of which does not exceed $25,000,000, issued in exchange for the 2015 Note Purchase Debt (including any Refinancing Indebtedness in respect of such Indebtedness; provided that such Refinancing Indebtedness is convertible into Equity Interests),

(r)                 the Treximet Note Purchase Debt in an original aggregate principal amount not to exceed $220,000,000 and any Refinancing Indebtedness in respect of such Indebtedness; provided, that (1) such Refinancing Indebtedness shall not have a cash coupon in excess of 15% per annum and (2) no additional guarantors may become party to the Treximet Indenture,

(s)                reimbursement obligations in connection with any letters of credit in an aggregate outstanding amount not to exceed $750,000; provided, that the amount available for borrowing under the Agreement shall be reduced in an amount equal to the sum of the maximum amount available to be drawn

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from time to time under any such letter of credit and any unreimbursed obligations in respect of any drawing under any such letter of credit,

(t)                (i) Indebtedness of Pernix Ireland evidenced by the Treximet Intercompany Note and (ii) Indebtedness of Pernix Ireland Pain evidenced by the Zohydro Intercompany Note,

(u)               (i) the 2015 Note Purchase Debt in a principal amount outstanding not to exceed $78,225,000 plus accrued interest on the Notes (as defined in the 2015 Indenture) and any Refinancing Indebtedness in respect of such Indebtedness, (ii) the 2017 Note Purchase Debt in an original principal amount not to exceed $36,242,500 plus accrued interest on the Notes (as defined in the 2017 Indenture) and any Refinancing Indebtedness in respect of such Indebtedness, and (iii) the 2017 Term Facility Debt and any Refinancing Indebtedness in respect of such Indebtedness,

(v)               any other Indebtedness incurred if at the time of incurrence of such Indebtedness, on a Pro Forma Basis, (i) the Total Leverage Ratio does not exceed 2.00:1.00, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) such Indebtedness is only guaranteed by the Loan Parties, (iv) such Indebtedness is not subject to scheduled amortization, redemption, sinking fund or similar payment greater than 5% per annum unless otherwise agreed in writing by Agent, (v) such Indebtedness does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (vi) such Indebtedness that does not include any financial covenants or any covenant, default or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant or default in the Agreement unless otherwise agreed in writing by the Required Lenders, and (vii) to the extent secured by any Intellectual Property or licenses of Intellectual Property applicable to the use, distribution, sale or marketing of any Inventory of the Loan Parties, the holders of such Indebtedness or their representative have expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement, and

(w)              any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,000,000 at any one time.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, and (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a)       Investments in cash and Cash Equivalents;

(b)       Investments in negotiable instruments deposited or to be deposited for collection in the Ordinary Course of Business,

(c)       advances made in connection with purchases of goods or services in the Ordinary Course of Business,

(d)       Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the Ordinary Course of Business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

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(e)       Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-2 to the Agreement,

(f)       guarantees permitted under the definition of Permitted Indebtedness,

(g)       Permitted Intercompany Advances,

(h)       Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business) or as security for any such Indebtedness or claims,

(i)       deposits of cash in the Ordinary Course of Business to secure performance of operating leases,

(j)       (i) loans and advances to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent pursuant to employee stock purchase plans or agreements approved by Parent’s Board of Directors so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of Parent or any of its Subsidiaries in the Ordinary Course of Business for any other business purpose, so long as the aggregate amount of all such loans or advances outstanding at any time under clauses (i) and (ii) does not exceed $500,000,

(k)       Permitted Acquisitions,

(l)       Investments resulting from entering into Bank Product Agreements,

(m)       [reserved],

(n)       Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(o)       [reserved],

(p)       (i) the Investment by Parent in Pernix Ireland evidenced by the Treximet Intercompany Note and (ii) the Investment by Parent in Pernix Ireland Pain evidenced by the Zohydro Intercompany Note,

(q)       Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business,

(r)       (i) Investments by any Loan Party in another Loan Party, (ii) Investments by any non-Loan Party in any Loan Party and (iii) Investments held by any non-Loan Party as of the Closing Date, and

(s)       so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,500,000 (with the fair market value of such Investments being measured at the time such Investment is made without giving effect to subsequent changes in value) during the term of the Agreement.

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“Permitted Liens” means:

(a)       Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)       Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)       judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)       Liens set forth on Schedule P-3 to the Agreement; provided, that to qualify as a Permitted Lien, (i) any such Lien described on Schedule P-3 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof and (ii) such Liens shall only encumber the assets that secured such Indebtedness as of the Closing Date,

(e)       the interests of lessors under operating leases in the Ordinary Course of Business,

(f)       any Lien on any equipment or other assets (other than material Intellectual Property) securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness; provided that (i) such Lien attaches concurrently with or within one hundred twenty (120) days after the acquisition thereof and only to the asset purchased or acquired and the proceeds thereof and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)       Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the Ordinary Course of Business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)       Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance (but excluding Liens arising under ERISA) pertaining to any Loan Party’s or its Subsidiaries’ employees in the Ordinary Course of Business,

(i)       Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the Ordinary Course of Business and not in connection with the borrowing of money or the deferred purchase price of property or services,

(j)       Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the Ordinary Course of Business,

(k)       with respect to any Real Property, easements, rights of way, and zoning restrictions that do not, individually or in the aggregate, materially affect the value or marketability of the applicable asset or impair the use or operation thereof,

(l)       Liens arising under Non-Exclusive Licenses,

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(m)       Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)       rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the Ordinary Course of Business,

(o)       Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties which are not past due in connection with the importation of goods by the Loan Parties or their Subsidiaries in the Ordinary Course of Business,

(q)       Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or any other Investment permitted hereby,

(r)       Liens on any property or assets or Equity Interests of any Acquisition Subsidiary, any Target or any of the Target’s Subsidiaries securing any Indebtedness permitted by clause (k) of the definition of Permitted Indebtedness; provided that (i) to the extent securing any Acquired Indebtedness, such Liens existed prior to the date of such Permitted Acquisition and were not incurred in connection with, or in contemplation of, such Permitted Acquisition, (ii) such Liens comply with the definition of Acquired Indebtedness or Acquisition Indebtedness, as applicable, and do not extend to any assets of any other Loan Party, and (iii) no material Intellectual Property is subject to such Liens,

(s)       (A) Liens on the assets of Pernix Ireland, the Treximet Intercompany Note and the Equity Interest of Pernix Ireland, in each case, solely to secure the Treximet Note Purchase Debt permitted under clause (r) of the definition of Permitted Indebtedness, so long as with respect to any Liens granted after the Closing Date on Intellectual Property or licenses of Intellectual Property applicable to the use, distribution, sale or marketing of any Inventory of the Loan Parties, the holders of such Lien or their representative have expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement) and (B) Liens on the assets of Pernix Ireland Pain and its Subsidiaries and the Equity Interests of the Subsidiaries of Pernix Ireland Pain, in each case, solely to secure the 2017 Term Facility Debt permitted under clause (u)(iii) of the definition of Permitted Indebtedness, so long as with respect to any Liens granted after the Closing Date on Intellectual Property or licenses of Intellectual Property applicable to the use, distribution, sale or marketing of any Inventory of the Loan Parties, the holders of such Lien or their representative have expressly acknowledged and consented to (without condition or qualification) the license, sublicense or grant to Agent of the right to use such Intellectual Property or license of Intellectual Property on the terms set forth in Section 15(b) of the Guaranty and Security Agreement),

(t)       a Lien on cash collateral not to exceed $787,500 in the aggregate securing the reimbursement obligations of the Borrower and its material Subsidiaries under any letter of credit permitted pursuant to clause (s) of the definition of “Permitted Indebtedness”; provided that the amount of cash collateral in respect of any such letter of credit shall not exceed 105% of the face amount thereof,

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(u)       precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Loan Parties in the Ordinary Course of Business, and

(w)       other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve or other appropriate provision with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent, such Borrower or its Subsidiary, as applicable, in good faith, (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens, (d) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge, (e) the title to, and right to use, the applicable asset by any Loan Party or the Subsidiaries of any Loan Party are not adversely affected thereby, (f) the applicable asset or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by any Loan Party or any Subsidiaries of any Loan Party, and (g) upon a final, non-appealable determination of such protest, any Loan Party and the Subsidiaries of any Loan Party shall promptly comply with the requirements thereof.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the amount permitted pursuant to clause (c) of the definition of “Permitted Indebtedness”.

“Pernix Holdco 1” means Pernix Holdco 1, LLC, a Delaware limited liability company and a Subsidiary of Parent.

“Pernix Holdco 2” means Pernix Holdco 2, LLC, a Delaware limited liability company and a Subsidiary of Parent.

“Pernix Holdco 3” means Pernix Holdco 3, LLC, a Delaware limited liability company and a Subsidiary of Parent.

“Pernix Ireland” means Pernix Ireland Limited, formerly known as Worrigan Limited, a wholly owned Subsidiary of Parent and a private company limited by shares incorporated under the laws of Ireland.

“Pernix Ireland Pain” means Pernix Ireland Pain Limited, formerly known as Ferrimill Limited, a wholly owned Subsidiary of Parent and a private company limited by shares incorporated under the laws of Ireland (and expected to be converted after the Closing Date to a designated activity company incorporated under the laws of Ireland and in connection therewith, renamed as Pernix Ireland Pain Designated Activity Company).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business

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trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Products” means any FDA-approved product that is marketed and sold in the United States by any of the Loan Parties or any of their Subsidiaries and shall include by reference Registrations that are required to conduct the Loan Parties’ business as currently conducted and any other Subsidiary’s business as conducted from time to time.

“Projections” means any forecasts, projections or other forward-looking information furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents.

“Pro Forma Basis” means, for any Test Period, for purposes of computing the Total Leverage Ratio, that (x) pro forma effect shall be given to any Indebtedness issued, incurred or assumed (and the application of the net proceeds therefrom) during such period as if each such issuance, incurrence or assumption (and the application of the net proceeds therefrom) occurred on the first day of the applicable Test Period and (y) pro forma effect shall be given to any Permitted Acquisition that occurred during such period (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition) as if such Permitted Acquisition occurred on the first day of the applicable Test Period.

“Pro Rata Share” means, as of any date of determination:

(a)       with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)       with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination, and

(c)       [reserved],

(d)       with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1 of the Agreement; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the

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Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Purchase Price” means, with respect to any Permitted Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Permitted Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Borrower or one of its Subsidiaries in connection with such Permitted Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Permitted Acquisition.

“Qualified ECP Guarantor” has the meaning set forth in the Guaranty and Security Agreement.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“RCP” has the meaning specified therefor in Section 5.16(c) of the Agreement.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or one of its Subsidiaries and the improvements thereto.

“Receivables Reserve” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish and maintain (including reserves for rebates, discounts, DSA fees, NLC fees, customer chargebacks, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)       such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount necessary to pay any premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b)       such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be more restrictive to the Loan Parties or materially adverse to the interests of the Agent or Lenders,

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(c)       if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,

(d)       the Indebtedness that is refinanced, renewed, or extended (i) is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, and (ii) will not have any guarantors that did not guarantee the Indebtedness that was refinanced, renewed, or extended,

(e)       such refinancings, renewals, or extensions do not result in Indebtedness (i) with a stated maturity prior to the stated maturity of the Indebtedness so refinanced, renewed, or extended or (ii) that is secured by any collateral that did not secure the Indebtedness so refinanced, renewed, or extended and, for the avoidance of doubt, if the Indebtedness so refinanced, renewed, or extended is unsecured, the new Indebtedness will not be secured, and

(f)       such refinancings, renewals, or extensions of any Treximet Note Purchase Debt (or any other Refinancing Indebtedness in respect thereof) do not result in Indebtedness having a cash coupon in excess of 15% per annum.

“Registrations” means all Permits and exemptions issued or allowed by any Governmental Authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) held by, or applied by contract to, any Loan Party or any of its Subsidiaries, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products of any Loan Party or any of its Subsidiaries.

“Regulatory Action” means a governmental administrative or regulatory action, proceeding or investigation related to the safety, efficacy, manufacture, marketing, sale and/or reimbursement of one or more Products.

“Regulatory Authority” means the U.S. Food and Drug Administration or any successor thereto or any comparable Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, sale, advertising, promotion, reimbursement, import, export or marketing of medical products or drugs.

“Regulatory Matters” means governmental administrative or regulatory matters related to or as a result of relevant Health Care Laws.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Related Parties” with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

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“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address a release of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to a release of Hazardous Materials, in each case as required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or Products or to which such Person or any of its Property or Products is subject, including all applicable Health Care Laws.

“Reserves” means, as of any date of determination, those reserves (other than Receivables Reserves, Bank Product Reserves, and Inventory Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c) of the Agreement, to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, settlements, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Restricted Payment” means, as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interest of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interest in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interest in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding any Equity Interest in a Loan Party or a Subsidiary or an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (in each case, other than (A) payments of salaries and customary bonuses to individuals, (B) directors fees, (C) advances and reimbursements to employees or directors and (D) customary indemnities to employees and directors, all in the Ordinary Course of Business), (d) any lease or rental payments to an Affiliate or a Subsidiary of a Loan Party, or (e) repayments of or debt service on loans or other

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indebtedness (other than “earnouts” and similar payment obligations) held by any Person holding any Equity Interest in a Loan Party or a Subsidiary of a Loan Party, an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party (other than in respect of any Permitted Indebtedness). For purposes of this definition, “Affiliate” of Parent, any Loan Party or any of their respective Subsidiaries shall not include any Permitted Holder.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by OFAC (currently, such programs target Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

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“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Silenor” means the prescription pharmaceutical product containing doxepin and marketed under the Silenor® trademark.

“Silenor Assets” means with respect to Parent or any of its Subsidiaries, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Silenor, whether now owned or existing or hereafter acquired or arising and wherever located, including all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, without limitation, the Intellectual Property rights of the Parent or any of its Subsidiaries relating to Silenor and all rights of the Parent or any of its Subsidiaries under and arising out of the Silenor Contracts.

“Silenor Contracts” means (i) the License Agreement dated as of August 25, 2003, between ProCom One, Inc. and Pernix Sleep, Inc. (“Pernix Sleep”) (as successor in interest); (ii) the License Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (iii) the License Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (iv) the Settlement and License Agreement dated as of July 17, 2012, by and among ProCom One, Inc., Mylan Inc., Mylan Pharmaceuticals, Inc. and Pernix Sleep (as successor in interest); (v) the Manufacturing Services Agreement dated as of February 1, 2006 between Patheon Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vi) the Manufacturing Services Agreement dated as of July 17, 2012, between Mylan Pharmaceuticals Inc. and Pernix Sleep (as successor in interest); (vii) the Supply Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (viii) the Supply Agreement dated as of April 26, 2012, between CJ CheilJedang Corporation and Pernix Sleep (as successor in interest); (ix) the Purchase Agreement dated as of June 7, 2011, between Paladin Labs Inc. and Pernix Sleep (as successor in interest); (x) any other contracts relating to the Silenor Assets as of the date hereof; and (xi) each amendment, modification or restatement thereof or substitute agreement for any such agreement specified in clauses (i) through (x).

“SODAS Trademark” means that certain Trademark (as such term is defined in the Guaranty and Security Agreement) registered on December 16, 2003 with registration number 2794607.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter

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of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subject Holder” has the meaning specified therefor in Section 2.4(e)(v) of the Agreement.

“Subordinated Indebtedness” means any unsecured Indebtedness of Parent or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations pursuant to a written agreement to that effect and (a) that is only guaranteed by the Guarantors (provided that any such guarantee shall be subordinated in right of payment to the Obligations pursuant to a written agreement to that effect), (b) that is not subject to scheduled amortization or any other payment of principal, redemption, sinking fund, mandatory prepayment or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees (or other governing body) thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Swing Lender” means any Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Target” has the meaning set forth in the definition of Permitted Acquisition.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed or levied by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

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“Test Period” means, at any time, the four consecutive fiscal quarters of Parent most recently ended at such time for which financial statements have been or were required to have been delivered to the Agent.

“Total Leverage Ratio” means, at any date, the ratio of (a) total Indebtedness of Parent and each of its Subsidiaries (determined on a consolidated basis in accordance with GAAP; provided, that any Subsidiary of Parent that is not part of the consolidated group at such date shall be deemed to be part of such consolidated group for this purpose) to (b) EBITDA for the most recent Test Period.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (a) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 4.5 to the Agreement, (b) all renewals thereof, (c) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (d) the right to sue for past, present and future infringements and dilutions thereof, (e) the goodwill of the business symbolized by the foregoing or connected therewith, and (f) all rights corresponding thereto throughout the world.

“Transactions” means the entry into (i) the Loan Documents, (ii) the 2017 Note Purchase Documents, (iii) the 2017 Term Facility Documents, (iv) the exchange of notes issued pursuant to the 2015 Indenture for 2017 Notes pursuant to the 2017 Exchange Agreement and (v) the “Internal Reorganization” (as such term is defined in the 2017 Exchange Agreement) and the associated transactions related thereto.

“Treximet Indenture” means that certain Indenture dated as of August 19, 2014 by and among the Treximet Indenture Note Parties and the Treximet Note Purchase Trustee, governing Parent’s 12.0% Senior Secured Notes due 2020, as supplemented by the First Supplemental Indenture dated as of April 21, 2015 and the Second Supplemental Indenture dated as of July 21, 2017, in each case, as in effect on the Closing Date.

“Treximet Indenture Note Parties” means, at any time, the Persons that are obligors under the Treximet Indenture in respect of Parent’s 12% Senior Secured Notes due 2020 at such time; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Intercompany Note” means that certain promissory note dated as of August 19, 2014 in the principal amount of $225,500,000 as of the Closing Date executed by Pernix Ireland in favor of Parent.

“Treximet Note Purchase Agreement” means, individually and collectively, those certain Purchase Agreements entered into on or prior to the date of the Treximet Indenture by and between Parent and each Treximet Note Purchase Investor in connection with the issuance of the “Notes” (as such term is defined in the Treximet Indenture).

“Treximet Note Purchase Creditors” means the Treximet Note Purchase Investors and the Treximet Note Purchase Trustee, collectively.

“Treximet Note Purchase Debt” means all obligations, liabilities and indebtedness of every kind, nature and description owing by one or more Treximet Indenture Note Parties to one or more of the Treximet Note Purchase Creditors evidenced by or arising under one or more of the Treximet Note Purchase Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due,

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primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Note Purchase Documents” means the Treximet Note Purchase Agreement, the Treximet Indenture, the Notes (as such term is defined in the Treximet Indenture) and all other agreements, documents and instruments at any time executed and/or delivered by any Treximet Indenture Note Party with, to or in favor of Treximet Note Purchase Creditors in connection with or related to the Treximet Indenture, as each of the foregoing may be amended, restated, modified, supplemented, renewed, or replaced from time to time in accordance with the terms of the Agreement; provided that no additional guarantors shall become a party to the Treximet Indenture.

“Treximet Note Purchase Investors” has the same meaning as “Holders” in the Treximet Indenture.

“Treximet Note Purchase Trustee” has the same meaning as “Trustee” in the Treximet Indenture.

“Treximet Purchase Agreement” means that certain Asset Purchase and Sale Agreement dated as of May 13, 2014 among Parent and GSK.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” or “U.S.” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Zohydro” means the pharmaceutical product containing hydrocodone birtartrate and marketed under the Zohydro® trademark.

“Zohydro Assets” means, with respect to Parent or any its Subsidiary, its right, title and interest in, to and under all personal property consisting of, relating to, or developed or used in connection with Zohydro, whether now owned or existing or hereafter acquired or arising and wherever located, including, without limitation, all proceeds, products, accessions, rents, profits of or in respect of any of the foregoing, the Intellectual Property of Parent or any of its Subsidiaries relating to Zohydro and all rights of Parent or any of its Subsidiaries under and arising out of the Zohydro Contracts.

“Zohydro Contracts” means (i) the Asset Purchase Agreement dated as of March 10, 2015 by and among Pernix Ireland Pain (as successor in interest to Pernix Ireland Limited, a private company limited by shares incorporated under the laws of the Republic of Ireland and including any permitted assignees) and Zogenix (as amended, restated or otherwise modified, subject to the proviso to clause (v) of this definition, the “Zogenix Purchase Agreement”), (ii) the License Agreement between Elan Pharma International Limited and Pernix Ireland Pain, dated as of November 27, 2007, (iii) the Commercial Manufacturing and Supply Agreement between Daravita Limited and Pernix Ireland Pain,

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dated as of March 5, 2015, (iv) each other contract relating to the Zohydro Assets existing on the Closing Date, and (v) each amendment, modification or restatement thereof or substitute or similar agreement for any such agreement specified in clauses (i) through (iv) above; provided, that the terms of any such amendment, modification, restatement or substitute agreement not made in the Ordinary Course of Business (x) shall be no more restrictive, taken as a whole, than the existing terms of the agreement being so amended, modified, restated or substituted, as the case may be and (y) shall not be materially adverse to the Agent or the Lenders.

“Zohydro Holdback Amount” means the “Difference” and the “Milestone Payments” (as such terms are defined in the Zogenix Purchase Agreement), payable to Zogenix pursuant to, and in accordance with, the terms of the Zogenix Purchase Agreement as in effect on the Closing Date.

“Zohydro Intercompany Note” means that certain promissory note dated as of April 24, 2015, having a principal amount outstanding as of the Closing Date of $1,000,000 (immediately after giving effect to the partial prepayment thereof on the Closing Date in connection with the Transactions) executed by Pernix Ireland Pain in favor of Parent.

“Zogenix” means Zogenix, Inc., a Delaware corporation.

“Zogenix Purchase Agreement” has the meaning specified in the definition of “Zohydro Contracts”.

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Schedule 3.1

The occurrence of the Closing Date and the obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)       Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings, to the extent available in the applicable jurisdiction) and judgment filings made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons and in which the chief executive office of each such Person is located, and in such other jurisdictions as may be reasonably required by Agent, together with copies of the financing statements (or similar documents, to the extent available in the applicable jurisdiction) disclosed by such search, and accompanied by evidence satisfactory to the Agent that the Liens indicated in any such financing statement (or similar document) would constitute Permitted Liens or have been or will be contemporaneously with the funding of the initial extension of credit released or terminated;

(b)       Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly authorized, executed and delivered by each of the parties thereto, and each such document shall be in full force and effect:

(i)        the Guaranty and Security Agreement,

(ii)       the Intercompany Subordination Agreement,

(iii)       a completed Perfection Certificate for each of the Loan Parties, and

(iv)       notes executed by the Borrower for the account of each Lender which has requested a note at least three (3) Business Days prior to the Closing Date;

(c)       Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of its Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing its Authorized Persons to execute the same, and (iii) attesting to the incumbency and signatures of such Authorized Persons;

(d)       Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be certified by the Secretary of such Loan Party and with respect to Governing Documents of a Loan Party that are charter documents, certified (if applicable in such Loan party’s jurisdiction of formation) as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate government official;

(e)       To the extent available in the relevant jurisdiction, Agent shall have received a certificate of good standing (or equivalent, to the extent the concept is applicable) as of a recent date with respect to each Loan Party, such certificate to be issued by the relevant authority of the jurisdiction of organization of such Loan Party;

(f)        Agent shall have received opinions of the Loan Parties’ counsel in form and substance reasonably satisfactory to Agent;

Schedule 3.1 Page - 1 -

(h)       Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents to the extent invoiced at least three (3) Business Days prior to the Closing Date;

(i)       Agent shall have received a letter, in form and substance satisfactory to Agent, from Wells Fargo Bank, National Association (“Existing Agent”) in respect of the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of the Existing Agent in and to the assets of Parent and its subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens on the properties and assets of Parent and its Subsidiaries;

(j)        Agent shall have received the following, each of which shall be original, .PDF or facsimile copies or delivered by other electronic method (followed promptly by originals) unless otherwise specified, each properly executed, where applicable, and each in form and substance reasonably satisfactory to Agent:

(i)                 a Notice of Borrowing with respect to the initial credit extensions, executed by an Authorized Person of each of the Borrowers and in accordance with the requirements of the Agreement;

(ii)               executed counterparts of the Agreement that, when taken together, bear the signatures of an Authorized Person of each Borrower, Agent and each Lender; and

(iii)             executed counterparts of the Guaranty and Security Agreement duly executed by an Authorized Person of each Loan Party party thereto, together with proper financing statements (Form UCC-1 or the equivalent) for filing under the Code or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests granted by the Borrowers under the Guaranty and Security Agreement.

(k)        Agent shall have received at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties reasonably requested by Agent in writing at least ten (10) Business Days prior to the Closing Date, required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(m)        Parent and its Subsidiaries shall have received all governmental and third party approvals (including shareholder approvals, landlord consents and other consents) necessary or, in the reasonable opinion of the Required Lenders, advisable in connection with the Agreement or the transactions contemplated by the Loan Documents, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Agreement or the transactions contemplated by the Loan Documents;

(n)        Parent shall have performed its obligations under the 2017 Exchange Agreement required to be performed on the Closing Date; and

(o)       There shall be no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its

Schedule 3.1 Page - 2 -

     Subsidiaries that that challenge any Loan Document or any transaction contemplated by this Agreement or the other Loan Documents.

Schedule 3.1 Page -3 -

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times:

as soon as available, but in any event within 45 days after the end of each of Parent’s first three fiscal quarters of any fiscal year,

(a)                unaudited consolidated and consolidating balance sheet and statements of cash flow covering Parent’s and its Subsidiaries’ operations during such period (which in the case of consolidating financial statements will be in the form consistent with such consolidating financial statements provided to the Initial Lenders prior to the Closing Date), together with a corresponding discussion and analysis of results from management , and

(b)               a Compliance Certificate

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years,

(c)                consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being understood that Cherry Bekaert LLP is acceptable to Agent) and certified, without any qualifications (including any (A) “going concern” or like qualification or exception (other than any qualification that is expressed solely with respect to, or expressly resulting solely from, an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered) or (B) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), together with (x) a corresponding customary discussion and analysis of results from management and (y) consolidating financial statements of Parent and its Subsidiaries for such fiscal year in the form consistent with such consolidating financial statements provided to the Initial Lenders prior to the Closing Date, and

(d)               a Compliance Certificate,

promptly, but in any event within 5 days after any Borrower has knowledge of,

(e)                any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto,

(f)                any default or breach under, or termination of, any Material Contract of any Loan Party or Subsidiary, notice of such default, breach or termination and a statement of the curative action that Borrowers propose to take with respect thereto,

(g)                any material development in connection with disputes with suppliers to or customers of the Borrowers, including, without

Schedule 5.1 Page - 1 -

limitation, commencement and completion of arbitration, notice of such material development,

(h)               that any Loan Party or its Subsidiaries, an owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in any Group Member: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a-7a or is the subject of a proceeding seeking to assess such penalty; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a-7b) or Government Drug Rebate Program or is the subject of a proceeding seeking to assess such penalty; (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (iv) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or in any qui tam action brought pursuant to 31 U.S.C. §3729 et seq.; any pending or threatened revocation, suspension, termination, probation, restriction, limitation, denial, or non-renewal with respect to any Health Care Permit or Registration,

(i)                 any allegations of licensure violations or fraudulent acts or omissions involving any Loan Party or any of its Subsidiaries,

(j)                 the pending or threatened imposition of any material fine or penalty by any Governmental Authority under any Health Care Law against any Loan Party or any of its Subsidiaries,

(k)               the exclusion or debarment from any Government Drug Rebate Program or other federal healthcare program or debarment or disqualification by any Governmental Authority of any Loan Party, any of its Subsidiaries, or any of their officers, directors, employees, agents, or contractors, and

(l)                 to the extent any 2015 Note Purchase Documents, 2017 Note Purchase Documents, 2017 Term Facility Document or Treximet Note Purchase Document is amended, modified, refinanced or otherwise changed pursuant to the terms of Section 6.6(a)(ii) of the Agreement, copies of any such amendment, modification, refinancing or other change.

promptly, but in any event within 5 days of any Borrower providing or receiving, as applicable,

(m)             copies of all settlement agreements entered into by a Loan Party,

(n)               any notice received by a Loan Party or any of its Subsidiaries alleging potential or actual violations of any Health Care Law,

(o)               any notice that any Regulatory Authority is limiting, suspending or revoking any Registration, requiring adverse changes

Schedule 5.1 Page -2 -

to the marketing classification, distribution pathway or parameters, or labeling of the products of any Loan Party or any of its Subsidiaries, or considering any of the foregoing,

(p)               any notice, including, but not limited to, a Form FDA-483, untitled letter, warning letter, or notice of violation letter, that any Loan Party or any of its Subsidiaries has become subject to any Regulatory Action, and

(q)               any notice that any Product of any Loan Party or any of its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any of its Subsidiaries.

Promptly, but in any event within 15 days after	(r) form 10-K annual reports, and
the same are required to be filed with the SEC,	(s) form 10-Q quarterly reports,
promptly after the commencement thereof or any material development therein, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(t) notice of the commencement or any material development in all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority (i) alleging a potential or actual violation of Health Care Laws, or (ii) which could otherwise reasonably could be expected to result in a Material Adverse Effect.
upon the reasonable request of Agent or the Required Lenders,	(u) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.
Documents required to be delivered pursuant to Section 5.1 of the Agreement in respect of information filed by any Loan Party with any securities exchange or with the SEC or any analogous governmental or private regulatory authority with jurisdiction over matters relating to securities shall be deemed to have been delivered on the date on which such items have been made publicly available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Schedule 5.1 Page -3-

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times, in form reasonably satisfactory to Agent:

Monthly (no later than the 15th day of each month, or more frequently as the Required Lenders shall request if an Event of Default shall exist)

(a)                an executed Borrowing Base Certificate; provided that such reporting may be required weekly (no later than Friday of each week, with information, to the extent available, as of the end of the preceding week) if an Event of Default has occurred and is continuing; provided that the first monthly Borrowing Base Certificate shall be delivered no later than the 15th day of the first month ended after the Closing Date.

(b)               a detailed aging, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in a format acceptable to Agent and the Required Lenders, if Borrowers have implemented electronic reporting),

(c)                a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(d)               the credit rating(s), if any, as rated by A.M. Best Company, Standard & Poor’s Corporation, Moody’s Investors Service, Inc., FITCH, Inc. or other applicable rating agent for the 3 largest Account Debtors with respect to Eligible Accounts for such period,

(e)                a detailed Inventory system/perpetual report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(f)                a summary aging, by vendor, of Parent’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(g)                a detailed report regarding Parent’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,

(h)               a monthly Account roll-forward, tied to the beginning and ending account receivable balances of Borrowers’ general ledger,

(i)                 a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(j)                 monthly accrued allowance detail,

Schedule 5.2 Page -1 -

(k)               monthly managed care rebate accrual detail, tied to the beginning and ending rebate accrual balances of Borrowers’ general ledger, and

(l)                 monthly detail on actual withholds on product returns and other discounts.

Monthly (no later than the 30th day of each month)	(m) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ general ledger accounts to its monthly financial statements including any book reserves related to each category.
Quarterly	(n) a report regarding Parent’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes.
Annually

(o)               a list of Parent’s and its Subsidiaries’ customers, and

(p)               a supplement to the Perfection Certificate in the event any information on the Perfection Certificate delivered on the Closing Date is no longer accurate.

Upon reasonable request by Agent or the Required Lenders

(q)               copies of purchase orders and invoices for Inventory acquired by Parent or its Subsidiaries, and

(r)                 such other reports as to the Collateral or the financial condition of Parent and its Subsidiaries, as Agent or the Required Lenders may reasonably request.

Schedule 5.2 Page -2 -

Schedule 5.19

Post-Closing Obligations

Notwithstanding any time period specified in the Agreement, the Loan Parties shall deliver to Agent (or exercise commercially reasonable efforts to obtain in the case of clause (iii) below), in each case, as soon as possible after the Closing Date, but in any event within 45 days of the Closing Date (or such later time as the Required Lenders shall agree in their reasonable discretion):

(i)       a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be reasonably satisfactory to Agent;

(ii)       the Controlled Account Agreements (as defined in the Guaranty and Security Agreement) as required by the Guaranty and Security Agreement;

(iii)       any Collateral Access Agreements as required by Section 6.13 of the Agreement; and

(iv)       a sublicensing agreement in favor of the Agent from Pernix Ireland.

Schedule 5.2 Page -3 -

EXHIBIT A-1

[FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of __________________ between ______________________ (“Assignor”) and (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.       In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.

2.       The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any Guarantor or the performance or observance by Borrowers or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Revolving Loans assigned hereunder, as reflected on Assignor’s books and records.

3.       The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4.       Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent.

The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.       As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.       Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.       This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.       THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

A-2

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), Pernix Therapeutics, LLC, a Louisiana limited liability company (“Therapeutics”), PERNIX SLEEP, INC., a Delaware corporation (“Sleep”), Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), GAINE, INC., a Delaware corporation (“Gaine”), Respicopea Inc., a Delaware corporation (“Respicopea”), Macoven Pharmaceuticals, L.L.C., a Louisiana limited liability company (“Macoven”) and Hawthorn Pharmaceuticals, Inc., a Mississippi corporation (“Hawthorn”, and together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, collectively, jointly and severally, the “Borrowers”, and individually, each a “Borrower).

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of July 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Borrowers, the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

3.	Date of Assignment Agreement:

4.	Amounts:

	a. Assigned Amount of Revolver Commitment	$

	b. Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

A-3

EXHIBIT B-1

[FORM OF] BORROWING BASE CERTIFICATE

The undersigned, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Administrative Borrower”), pursuant to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Administrative Borrower, the other borrowers party thereto (together with the Administrative Borrower, the "Borrowers"), the lenders signatory thereto from time to time and Cantor Fitzgerald Securities as administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent, on behalf of all Borrowers, that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that the Borrowers are in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Cantor Fitzgerald Securities
Less Ineligibles (detailed on page 2)
Receivable Reserves (detailed on page 2)
Eligible Accounts Receivable Accounts

Accounts Receivable Availability before Sublimit(s)

Net Available Accounts Receivable after Sublimit(s)

Inventory

Inventory Balance Assigned To Cantor Fitzgerald Securities
Less Ineligibles (detailed on page 3)

Eligible Inventory

Inventory Availability before Sublimit(s)

Available Inventory after Sublimit(s)

The Lesser of Sublimit $12.5MM, Inv @ 75% of NOLV, Eligible Inv @ 80% of Cost, 40% of AR Availability

Summary & Other Assets

Reserves

Total Reserves Calculated before the Credit Line

Total Collateral Availability
Suppressed Availability
Availability before Reserves	Total Credit Line	40,000,000.00
Reserves

Total Reserves Calculated after the Credit Line

Total Availability after Reserves before Loan Balance and LCs

Letter of Credit Balance		As of:
Loan Ledger Balance		As of:

Net Availability

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrowers that (i) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above and (ii) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer [ ] [ ]

B-1-2

EXHIBIT B-2

[FORM OF] BORROWING REQUEST

[NOTE: No Borrowing Request shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4.00 p.m. New York City time]

Cantor Fitzgerald Securities

Attention: [●]
Tel: [●]

Email: [●]

[●][●], 20[●]1

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), Pernix Therapeutics, LLC, a Louisiana limited liability company (“Therapeutics”), PERNIX SLEEP, INC., a Delaware corporation (“Sleep”), Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), GAINE, INC., a Delaware corporation (“Gaine”), Respicopea Inc., a Delaware corporation (“Respicopea”), Macoven Pharmaceuticals, L.L.C., a Louisiana limited liability company (“Macoven”) and Hawthorn Pharmaceuticals, Inc., a Mississippi corporation (“Hawthorn”, and together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, collectively, jointly and severally, the “Borrowers”, and individually, each a “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Terms defined in the Credit Agreement are used herein with the same meanings unless otherwise defined herein.

The undersigned hereby gives you notice pursuant to Section 2.3(a) of the Credit Agreement that it requests the Borrowings under the Credit Agreement to be made on [●], 20[●], and in that connection sets forth below the terms on which the Borrowings are requested to be made:

(A)	Borrower [__]

1 The Agent must be notified in writing, which must be received by the Agent no later than 11:00 a.m. on the Business Day that is (i) the requested Funding Date in the case of a request for a Swing Loan, (ii) four (4) Business Days prior to the requested Funding Date in the case of a request for a LIBOR Rate Loan and (iii) one (1) Business Day prior to the requested Funding Date in the case of all other requests; provided, that (i) Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day and (ii) no Borrowing Request shall be delivered to the Agent or any Lender during the hours of 9:00 a.m. through 4.00 p.m. New York City time, on any Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within one (1) Business Day of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

B-2-1

(B)	Funding Date (which shall be a Business Day)	[●]

(C)	Aggregate Amount of Borrowing [2]	$[●]

(D)	Type of Borrowing [3]	[●]

(E)	Class of Borrowing	[●]

(F)	Interest Period [4] (in the case of a LIBOR Rate Borrowing)	[●]

(G)	Amount, Account Number and Location

Wire Transfer Instructions:
Amount	$[●]
Bank:	[●]
ABA No.:	[●]
Account No.:	[●]
Account Name:	[●]

[The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Funding Date:

(A)              The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the Borrowing with the same effect as though such representations and warranties had been made on and as of the date of such Borrowing; provided that to the extent that any representation and warranty specifically refers to a given date or period, it is true and correct in all material respects as of such earlier date or for such period.

(B)              At the time of and immediately after giving effect to the Borrowing, no Default or Event of Default shall have occurred and be continuing.

[Signature Page Follows]

2 Subject to Section 2.3 of Credit Agreement.

3 State whether a LIBOR Rate Borrowing or Base Rate Borrowing. If no Type of Borrowing is specified, then the requested Borrowing shall be an Base Rate Borrowing. Swing Loans may only be Base Rate Borrowings.

4 Must be a period contemplated by the definition of “Interest Period”. If no Interest Period is specified the Interest Period shall be of one month’s duration.

B-2-2

[PERNIX THERAPEUTICS HOLDINGS, INC.]

By:
Name:
Title:

B-2-3

EXHIBIT C-1

[FORM OF] COMPLIANCE CERTIFICATE

[on Parent’s letterhead]

To:   Cantor Fitzgerald Securities
[•]
[•]
Attn: [•]

Re:                  Compliance Certificate dated ____________ __, 20__

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), Pernix Therapeutics, LLC, a Louisiana limited liability company (“Therapeutics”), PERNIX SLEEP, INC., a Delaware corporation (“Sleep”), Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), GAINE, INC., a Delaware corporation (“Gaine”), Respicopea Inc., a Delaware corporation (“Respicopea”), Macoven Pharmaceuticals, L.L.C., a Louisiana limited liability company (“Macoven”) and Hawthorn Pharmaceuticals, Inc., a Mississippi corporation (“Hawthorn”, and together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, collectively, jointly and severally, the “Borrowers”, and individually, each a “Borrower”, the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”), and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned chief financial officer of Parent, as Administrative Borrower, hereby certifies as of the date hereof that:

1.       The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2.       Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.       Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.       Schedule 3 sets forth, with respect to each Borrower, all new Patents, Trademarks or Copyrights of such Borrower that are registered or the subject of pending applications for registrations, and all newly executed or amended Intellectual Property Licenses that are material to the conduct of such Borrower’s business, in each case, which were acquired, registered, or for which applications for registration were filed by any Borrower since the delivery of the previous Compliance Certificate and any statement of use or amendment to allege use with respect to intent-to-use trademark applications.

5.       Schedule 4 sets forth the Minimum Liquidity of Parent and its Subsidiaries as of the date hereof, attaching calculations to arrive at Availability and unrestricted cash and Cash Equivalents in a form satisfactory to Agent, and demonstrates that Parent and its Subsidiaries are in compliance with the covenant contained in Section 5.17 of the Credit Agreement.

[Signature page follows.]

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3

Intellectual Property Report

SCHEDULE 4

Minimum Liquidity

The Minimum Liquidity of Parent and its Subsidiaries is _____________.

(see attached calculations of Availability and unrestricted cash and Cash Equivalents)

EXHIBIT L-1

[FORM OF] LIBOR NOTICE

Cantor Fitzgerald Securities, as Agent
under the below referenced Credit Agreement
[•]
[•]
[•]

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement dated as of July 21, 2017 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), Pernix Therapeutics, LLC, a Louisiana limited liability company (“Therapeutics”), Pernix Sleep, Inc., a Delaware corporation (“Sleep”), Cypress Pharmaceuticals, Inc., a Mississippi corporation (“Cypress”), Gaine Inc., a Delaware corporation (“Gaine”), Respicopea, Inc., a Delaware corporation (“Respicopea”), Macoven Pharmaceuticals, LLC, a Louisiana limited liability company (“Macoven”) and Hawthorn Pharmaceuticals, Inc., a Mississippi corporation (“Hawthorn”, and together with Parent, Therapeutics, Sleep, Cypress, Gaine, Respicopea and Macoven, collectively, jointly and severally, the “Borrowers”, and individually, each a “Borrower”, the lenders party thereto as “Lenders”, and Cantor Fitzgerald Securities, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents each Borrower’s request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3 or 6] month(s) commencing on ______________________.

This LIBOR Notice further confirms each Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

The Administrative Borrower represents and warrants that (i) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

L-1

EXHIBIT P-1
[FORM OF] PERFECTION CERTIFICATE

July [__], 2017

With reference to the Guaranty and Security Agreement (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of July 21, 2017 among Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Parent”), each of the subsidiaries of Parent as grantors party thereto from time to time (together with Parent, collectively, the “Grantors” and each individually, a “Grantor”), the guarantors party thereto from time to time and Cantor Fitzgerald Securities, as Agent (terms defined therein being used herein as therein defined (whether defined expressly therein or by reference to another document)), the undersigned, solely in the capacity of a duly authorized officer of Parent, certifies to the Agent as of the date hereof as follows:

Section 1. Legal Names, Organizations and Jurisdictions of Organization. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Grantor is (i) the type of entity disclosed next to its name in Schedule 1(a), (ii) is incorporated or formed in its jurisdiction of organization or formation, as applicable, listed in Schedule 1(a) and (iii) a registered organization except to the extent disclosed in Schedule 1(a).

(b) Except as set forth on Schedule 1(b), no Grantor has, within the past five years preceding the date hereof, changed its legal name, jurisdiction of organization or its corporate structure (e.g., by merger or consolidation with any other Person or acquisition of all equity interests of a Person or all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) another Person (other than any other Loan Party)).

Section 2. Organizational and Federal Taxpayer Identification Numbers. Set forth on Schedule 2 is (i) the organizational identification number, if any, assigned by the jurisdiction of organization or formation, as applicable, of each Grantor, (ii) the address (including street address, city, county and state) of the chief executive office of each Grantor or the registered office of each Grantor, if applicable, at any time in the past five years and (iii) the U.S. federal taxpayer identification number of each Grantor.

Section 3. UCC Filings.  (a) Set forth on Schedule 3(a) is a true copy of a file search report from the central UCC filing office in each jurisdiction identified in Schedule 1(a) above (searches in local filing offices, if any, are not required).

(b) Financing statements have been prepared for filing by counsel to the Agent in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located. Set forth on Schedule 3(b) is a true and correct list of each such filing office in which such filing is to be made.

Section 4. Intellectual Property. (a) Schedule 2 to the Security Agreement provides a complete and correct list of all registered Copyrights owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and material to the conduct of the business of such Grantor, (b) Schedule 3 to the Security Agreement provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (x) such Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person (other than licenses granted pursuant to clause (d) of the definition of “Permitted Dispositions” in the Credit Agreement related to software) or (y) any Person has granted to such Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Grantor, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor, (c) Schedule 4 to the Security Agreement provides a complete and correct list of all Patents owned by each Grantor and all applications for Patents owned by such Grantor and (d) Schedule 6 to the Security Agreement provides a complete and correct list of all registered Trademarks owned by each Grantor, all applications for registration of Trademarks owned by such Grantor, and all other Trademarks owned by such Grantor and material to the conduct of the business of such Grantor. All such schedules attached to the Security Agreement are hereby incorporated herein by reference.

Section 5. Deposit Accounts and Securities Accounts. Set forth on Schedule 7 to the Security Agreement (as such Schedule may be updated from time to time subject to Section 7(i)(iii) thereof with respect to Controlled Accounts and provided that the Grantors comply with Section 7(c) thereof) is a complete and correct list of each Grantor’s Deposit Accounts and Securities Accounts including, with respect to each bank or securities intermediary (a) the name and address of such Person, (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person and (c) all Excluded Accounts. All such schedules attached to the Security Agreement are hereby incorporated herein by reference.

Section 6. Negotiable Collateral, Investment Property, or Chattel Paper. Set forth on Schedule 6 is a true and correct list of all Negotiable Collateral, Investment Property, or Chattel Paper of each Grantor evidencing Proceeds of Collateral having an aggregate value or face amount of $250,000 or more.

Section 7. Letter of Credit Rights. Set forth on Schedule 7 is a true and correct list of all beneficiary of letters of credit having a face amount or value of $250,000 or more in the aggregate held by each Grantor.

Section 8. Government Contracts. Set forth on Schedule 8 is a true and correct list of each Account, the aggregate value of which is equal to or greater than $250,000 as of the date hereof, of the Grantors arising out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof.

[signature page follows]

2

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Perfection Certificate to be executed and delivered as of the day and year first above written.

PERNIX THERAPEUTICS HOLDINGS, INC.

By:

Name:
Title:

[Signature Page to ABL Perfection Certificate]

Schedule 1(a)

Legal Names, Organizations and Jurisdictions of Organization

Grantors Legal Name	Jurisdiction of Organization / Formation	Type of Organization

Schedule 1(b)

Changes to Legal Name, Jurisdiction or Organization

Grantor	Corporate Name of Predecessor Entity	Description of Change (and date)

3

Schedule 2

Organizational and Federal Taxpayer Identification Numbers

Grantor	Organizational Identification Number	Address of Chief Executive Office	Federal Taxpayer Identification Number

Schedule 3(a)

UCC File Search Report

(see attached)

Schedule 3(b)

UCC Filing Office

Grantor	UCC Filing Office / County Recorder’s Office

2

Schedule 6

Negotiable Collateral, Investment Property, or Chattel Paper

3

Schedule 7

Letter of Credit Rights

4

Schedule 8

Government Contracts

5